Exhibit 4.5

Confidential	Execution

Dated 8 July 2016

VESSELCO 9 PTE. LTD.

as Borrower

arranged by

THE EXPORT-IMPORT BANK OF CHINA

with

THE EXPORT-IMPORT BANK OF CHINA

as Agent

THE EXPORT-IMPORT BANK OF CHINA

as Security Agent

guaranteed by

TORM A/S

and

TORM PLC

FACILITY AGREEMENT
 for $115,200,000 Loan Facility

Section 8 - Representations, Undertakings and Events of Default	58
19 Representations	58
20 Information undertakings	64
21 Financial covenants	69
22 General undertakings	72
23 Construction period	75
24 Dealings with Ship	75
25 Condition and operation of Ship	79
26 Insurance	82
27 Minimum security value	87
28 Bank accounts	89
29 Business restrictions	91
30 Events of Default	94
Section 9 - Changes to Parties	99
31 Changes to the Lenders	99
32 Changes to the Obligors	102
Section 10 - The Finance Parties	103
33 Roles of Agent, Security Agent and Arranger	103
34 Trust and security matters	114
35 Enforcement of Transaction Security	118
36 Application of proceeds	118
37 Conduct of business by the Finance Parties	121
38 Sharing among the Finance Parties	122
Section 11 - Administration	124
39 Payment mechanics	124
40 Set-off	127
41 Notices	127
42 Calculations and certificates	129

43 Partial invalidity	129
44 Remedies and waivers	129
45 Amendments and waivers	129
46 Confidential Information	131
47 Confidentiality of Funding Rates and Base Reference Bank Quotations	134
48 Counterparts	135
Section 12 - Governing Law and Enforcement	136
49 Governing law	136
50 Enforcement	136
Schedule 1 The original parties	137
Schedule 2 Ship information	140
Schedule 3 Conditions precedent	144
Schedule 4 Utilisation Request	150
Schedule 5 Selection Notice	151
Schedule 6 Form of Transfer Certificate	152
Schedule 7 Form of Compliance Certificate	155
SIGNATURES	156

THIS AGREEMENT is dated                              2016 and made between:
(1)	VESSELCO 9 PTE. LTD. (the Borrower);
(2)	TORM A/S and TORM PLC as joint and several guarantors (the Corporate Guarantors);
(3)	THE EXPORT-IMPORT BANK OF CHINA as mandated lead arranger (the Arranger);
(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the Original Lenders);
(5)	THE EXPORT-IMPORT BANK OF CHINA as agent of the other Finance Parties (the Agent); and
(6)	THE EXPORT-IMPORT BANK OF CHINA as security trustee for the Finance Parties (the Security Agent).
IT IS AGREED as follows:
Section 1 - Interpretation
1	Definitions and interpretation
1.1	Definitions
In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:
Account means the bank account, deposit or certificate of deposit opened, made or established in accordance with clause 28 (Bank accounts).
Account Bank means, in relation to any Account, either the bank or financial institution specified as such in Schedule 1 or another bank or financial institution approved by the Majority Lenders at the request of the Borrower.
Account Security means, in relation to an Account, a deed or other instrument by the Borrower in favour of the Security Agent in an agreed form conferring a Security Interest over that Account.
Accounting Reference Date means 31 December or such other date as may be approved by the Lenders.
Active Facility means, at any relevant time, such part of the Total Commitments (whether drawn or undrawn) as is then available for borrowing under this Agreement at such time in accordance with clause 4 (Conditions of Utilisation) to the extent that such part of the Total Commitments is not cancelled or reduced under this Agreement.
Advance means each borrowing of a proportion of the Total Commitments by the Borrower or (as the context may require) the outstanding principal amount of such borrowing.
Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
Agent includes any person who may be appointed as such under the Finance Documents.
Approved Valuer means Clarksons, Fearnleys, Lorentzen & Stemoco, Maersk Broker, Braemer ACM, Arrow Shipbrokers or such other international ship brokers as the Lenders may approve in writing (at their sole discretion).

Audit Laws means the EU Regulation (537/2014) on specific requirements regarding statutory audit of public-interest entities and repealing Commission Decision 2005/909/EC and the EU Directive (2014/56/EU) amending Directive 2006/43/EC on statutory audits of annual accounts and consolidated accounts and any law or regulation which implements that EU Directive (2014/56/EU).
Auditors means the Parent's current auditors or any other firm appointed by the Parent to act as its statutory auditors, in each case, having the necessary skills and experience to audit a group of companies such as the Group.
Authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration.
Available Commitment means a Lender's Commitment minus the amount of its participation in the Loan.
Available Facility means the aggregate for the time being of all the Lenders' Available Commitments.
Bareboat Charter means, in relation to a Ship, a bareboat charter contract entered or to be entered into between the Borrower and the Bareboat Charterer, in the agreed form.
Bareboat Charterer means the Parent.
Bareboat Charterer's Assignment means, in relation to a Ship, an assignment by the Bareboat Charterer of its interest in the Insurances and Requisition Compensation of the Ship in favour of the Security Agent in the agreed form.
Bareboat Charterer's Undertaking means, in relation to a Ship, a subordination undertaking by the Bareboat Charterer in favour of the Security Agent in the agreed form.
Basel II Accord means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord.
Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Regulations applicable to such Finance Party) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.
Basel II Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel II Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).
Basel II Regulation means:
(a)
any law or regulation in force as at the date hereof implementing the Basel II Accord, (including the relevant provisions of CRD IV and CRR) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord; and

(b)	any Basel II Approach adopted by a Finance Party or any of its Affiliates.
Basel III Accord means, together:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).
Basel III Regulation means any law or regulation implementing the Basel III Accord (including the relevant provisions of CRD IV and CRR) save to the extent that such law or regulation re-enacts a Basel II Regulation.
Base Reference Bank Quotation means any quotation supplied to the Agent by a Base Reference Bank.
Base Reference Bank Rate means, in relation to LIBOR, the arithmetic mean of the rates (rounded upwards to five decimal places) as supplied to the Agent at its request by the Base Reference Banks:
(a)
(other than where paragraph (b) below applies) as the rate at which the relevant Base Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)
if different, as the rate (if any and applied to the relevant Base Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

Base Reference Banks means, in relation to LIBOR, the principal London offices of Barclays, Citibank and DNB Bank ASA or such other banks as may be appointed by the Agent in consultation with the Borrower.
Break Costs means the amount (if any) by which:
(a)
the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or relevant part of it or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or relevant part of it or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:
(b)
the amount which that Lender would be able to obtain by placing an amount equal to the relevant principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of that Interest Period.

Builder means, in relation to a Ship, the person specified as such in Schedule 2  (Ship information).
Building Contract means, in relation to a Ship, the shipbuilding contract specified in Schedule 2 (Ship information) between the Builder and the the Borrower relating to the construction of such Ship.
Building Contract Documents means, in relation to a Ship, the Building Contract for that Ship and any other guarantee or security given to any person for the Builder's obligations under the relevant Building Contract.
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Copenhagen, London, Beijing, Singapore and New York.
Change of Control means either:
(a)	any person or group of persons acting in concert gains direct or indirect control of the Parent where:
(i)	"control" of the Parent means:
(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
1)	cast, or control the casting of, more than fifty per cent (50%). of the maximum number of votes that might be cast at a general meeting of the Parent; or
2)	appoint or remove the chairman of the board of directors or the majority of the directors or other equivalent officers of the Parent; or
3)	give directions with respect to the operating and financial policies of the Parent with which the directors or other equivalent officers of the Parent are obliged to comply; and/or
(B)
the holding beneficially of more than fifty per cent. (50%) of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and

(ii)
"acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Parent by any of them, either directly or indirectly, to obtain or consolidate control of the Parent, provided that for the avoidance of doubt no action by the Lenders (in any capacity) shall result in those Lenders being deemed to be acting in concert for this purpose; or

(b)	the Sponsor, directly or indirectly, either:
(i)	ceases to be able through its appointees to the Parent's board of directors (including the chairman (who shall have the casting vote)) to control the board of directors of the Parent; or
(ii)	ceases to own or control at least thirty three point three four per cent. (33.34%) of the maximum number of votes that might be cast at a general meeting of the Parent.

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Transaction Security.
Charter means in relation to a Mortgaged Ship, any charter commitment or similar contract of employment of that Mortgaged Ship made between the Borrower or the Bareboat Charterer and a charterer that is not a Group Member.
Charter Documents means, in relation to a Mortgaged Ship, each Charter of that Mortgaged Ship, any documents supplementing it and any guarantee or security given by any person for the relevant charterer's obligations under it, as applicable.
Classification means, in relation to a Ship, the classification specified in respect of such Ship in Schedule 2 (Ship information) with the relevant Classification Society or another classification approved by the Majority Lenders (acting reasonably) as its classification, at the request of the Borrower.
Classification Society means, in relation to a Ship, the China Classification Society at all times and any of Lloyds Register, DNV GL or American Bureau of Shipping or such other classification society specified in respect of such Ship in Schedule 2 (Ship information) or another classification society (being a member of the International Association of Classification Societies (IACS) or, if such association no longer exists, any similar association nominated by the Agent) approved by the Majority Lenders (acting reasonably) as its Classification Society, at the request of the Borrower.
Code means the US Internal Revenue Code of 1986.
Commitment means:
(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 1 (The original parties) and the amount of any other Commitment assigned to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment assigned to it under this Agreement, to the extent not cancelled, reduced or assigned by it under this Agreement.
Compliance Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate) or otherwise approved.
Confidential Information means all information relating to an Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(a)	any member of the Group or any of its advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 47 (Confidential Information); or
(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(C)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.
Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the Loan Market Association or in any other form agreed between the Borrower and the Agent.
Constitutional Documents means, in respect of an Obligor, such Obligor's memorandum and articles of association, bye-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).
Contract Price means, in relation to a Ship, the price of the Ship payable under the Building Contract for such Ship.
CRD IV means the directive 2013/36/EU of the European Union on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.
CRR means the regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms.
Deed of Covenant means, in relation to a Ship in respect of which the Mortgage is in account current form, a first deed of covenant in respect of such Ship by the Borrower (including an assignment of its interest in such Ship's Insurances, Earnings and Requisition Compensation, the Charter Documents and any other charter commitment or employment contract in respect of such Ship which exceeds a period of eighteen (18) months) in favour of the Security Agent in the agreed form.
Default means an Event of Default or any event or circumstance specified in clause 30 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
Delegate means any delegate, agent, attorney, additional trustee or co-trustee appointed by the Security Agent.
Delivery means, in relation to a Ship, the delivery and acceptance of the Ship by the Borrower under the relevant Building Contract.
Delivery Date means, in relation to a Ship, the date on which its Delivery occurs.
Delivery Instalment means, in relation to a Ship, the instalment of the Contract Price for such Ship falling due on its Delivery.

Disposal Repayment Date means in relation to:
(a)	a Total Loss of a Mortgaged Ship, the applicable Total Loss Repayment Date; and
(b)	a sale of a Mortgaged Ship by the Borrower, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price.
Disruption Event means either or both of:
(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
Earnings means, in relation to a Ship and a person, all money at any time payable to that person for or in relation to the use or operation of such Ship including freight, hire and passage moneys, money payable to that person for the provision of services by or from such Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment.
Earnings Account means any Account designated as an "Earnings Account" under clause 28 (Bank accounts).
Environmental Claims means:
(a)	enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or
(b)	any claim made by any other person relating to a Spill.
Environmental Incident means any Spill from any vessel in circumstances where:
(a)
any Fleet Vessel or its owner, operator or manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b)	any Fleet Vessel may be arrested or attached in connection with any such Environmental Claim.
Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.

Event of Default means any event or circumstance specified as such in clause 30 (Events of Default).
Facility means the term loan facility made available under this Agreement as described in clause 2 (The Facility).
Facility Office means:
(a)
in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has been fully paid and discharged.
FATCA means:
(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:
(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.
FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.
Fee Letter means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in clause 12 (Fees) and includes any agreement setting out any fees payable to a Finance Party under any other Finance Document.
Final Repayment Date means, in relation to a Ship Tranche and subject to clause 40.8 (Business Days), the earlier of
(a)	30 November 2030; and
(b)	the date one hundred and forty four (144) Months after the Repayment Schedule Start Date for the relevant Ship Tranche.
Finance Documents means this Agreement, any Fee Letter, the Security Documents and any other document designated as such by the Agent and the Borrower.
Finance Party means the Agent, the Security Agent, the Arranger or a Lender.
Financial Indebtedness means any indebtedness for or in respect of:
(a)	moneys borrowed and debit balances at banks or other financial institutions;
(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)
the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP as applicable on the date of this Agreement, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under GAAP);
(f)
any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)
any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a Group Member, which liability would fall within one of the other paragraphs of this definition;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Final Repayment Date or are otherwise classified as borrowings under GAAP);
(i)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than one hundred and eighty (180) days after the date of supply;

(j)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.
Financial Year means the annual accounting period of the Group ending on or about the Accounting Reference Date in each year.
First Repayment Date means, in relation to a Ship Tranche and subject to clause 40.8 (Business Days), the date falling on the 21st day of the month of either January, April, July or, as the case may be, October, being the first such month following the Repayment Schedule Start Date for the relevant Ship Tranche provided that a period of at least six (6) weeks has passed after such Repayment Schedule Start Date or, if six (6) weeks has not passed by such date, the 21st day of the next preceeding month of either January, April, July or, as the case may be, October shall apply.
Flag State means, in relation to a Ship, the country specified in respect of such Ship in Schedule 2 (Ship information), or such other state or territory as may be approved by the Lenders, at the request of the Borrower, as being the "Flag State" of such Ship for the purposes of the Finance Documents provided that, subject to clause 24.2 (Ship's name and Registration), each of Singapore, Denmark, Norway, United Kingdom, Isle of Man, Bahamas, Bermuda, Panama, Malta, Marshall Islands, Cyprus, Hong Kong and Liberia shall be deemed to be approved by the Lenders as being a Flag State.
Fleet Vessel means each Mortgaged Ship and any other vessel owned, operated, managed or crewed by any Group Member.
Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of clause 11.4 (Cost of funds).
GAAP means International Financial Reporting Standards (as adopted by the EU) and related interpretations as amended, supplemented, issued or adopted from time to time by the International Accounting Standards Board to the extent applicable to the relevant financial statements in respect of the Parent (on a consolidated basis) and otherwise generally accepted accounting principles of the jurisdiction of incorporation of such party consistently applied.
Group means the Parent and its Subsidiaries for the time being and, for the purposes of clause 20.3 (Financial statements) and clause 21 (Financial covenants), any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with GAAP and/or any applicable law.
Group Member means any Obligor and any other entity which is part of the Group.
Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.
Increased Costs has the meaning given to that term in paragraph (b) of clause 14.1 (Increased costs).
Indemnified Person means:
(a)	each Finance Party, each Receiver, any Delegate and any attorney, agent or other person appointed by them under the Finance Documents;
(b)	each Affiliate of those persons; and
(c)	any officers, directors, employees, advisers, representatives or agents of any of the above persons.

Insolvency Event in relation to an entity means that the entity:
(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;
(f)
has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(h)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other enforcement action or legal process levied, enforced, taken or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or
(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Insurance Notice means, in relation to a Ship, a notice of assignment in the form scheduled to the Ship's Deed of Covenant or in another approved form.
Insurances means, in relation to a Ship:
(a)	all policies and contracts of insurance; and
(b)	all entries in a protection and indemnity or war risks or other mutual insurance association, which are from time to time required to be obtained or maintained in respect of that Ship by any Group Member pursuant to the terms of this Agreement.
Interbank Market means the London interbank market.
Interest Period means, in relation to the Loan (or any part of the Loan), each period determined in accordance with clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 9.3 (Default interest).
Interpolated Screen Rate means, in relation to LIBOR for an Interest Period with respect to the Loan or any part of it or any Unpaid Sum, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period, each as of 11:00 a.m. on the relevant Quotation Day.
Last Availability Date means, in relation to a Ship Tranche or a Ship Commitment, the date specified as such in respect of the relevant Ship in Schedule 2 (Ship information) (or such later date as may be approved by the Lenders).
Legal Opinion means any legal opinion delivered to the Agent under clause 4 (Conditions of Utilisation).
Legal Reservations means:
(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and
(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any Legal Opinion.

Lender means:
(a)	any Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with clause 31 (Changes to the Lenders), which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.
LIBOR means, in relation to the Loan or any part of it or any Unpaid Sum:
(a)	the applicable Screen Rate as of 11:00 a. m. on the relevant Quotation Day for a period equal in length to the Interest Period of the Loan or relevant part of it or Unpaid Sum; or
(b)	as otherwise determined pursuant to clause 11.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
Losses means any costs, expenses, payments, charges, losses, demands, liabilities, claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.
Loss Payable Clauses means, in relation to a Ship, the provisions concerning payment of claims under the Ship's Insurances in the form scheduled to the Ship's Deed of Covenant or in another approved form.
Major Casualty means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.
Major Casualty Amount means, in relation to a Ship, the amount specified as such in Schedule 2 (Ship information) against the name of such Ship or the equivalent in any other currency.
Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent of the Total Commitments immediately prior to that reduction).
Margin means two point two five per cent (2.25%) per annum.
Material Adverse Effect means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:
(a)	the business or financial condition of the Group taken as a whole; or
(b)	the ability of the Obligors (taken as a whole) to perform their obligations under the Finance Documents; or
(c)
the legality, validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Minimum Value means, at any time, the amount in dollars which is at that time 125 per cent of the Loan and, in relation to any Mortgaged Ship which has become a Total Loss but whose

Disposal Repayment Date has not then occurred, minus the Ship Commitment for such Mortgaged Ship.
Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in the calendar month in which that period is to end (if there is one) or on the immediately preceding Business Day (if there is not);

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
Mortgage means, in relation to the Ships, a first priority fleet mortgage of the Ships and all addenda entered into in relation thereto in the agreed form by the Borrower in favour of the Security Agent.
Mortgage Period means, in relation to a Mortgaged Ship, the period from the date the Mortgage over that Ship is executed and registered until the date such Mortgage is released and discharged or, if earlier, its Total Loss Date.
Mortgaged Ship means, at any relevant time, any Ship which is subject to a Mortgage and/or whose Earnings, Insurances and Requisition Compensation are subject to a Security Interest under the Finance Documents.
New Lender has the meaning given to that term in clause 31 (Changes to the Lenders).
Obligors means the parties to the Finance Documents (other than Finance Parties) and Obligor means any one of them.
Original Financial Statements means the consolidated audited financial statements of TORM A/S and its Subsidiaries for its Financial Year ended 31 December 2015.
Original Jurisdiction means, in relation to an Original Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of any other Obligor, as at the date on which that Obligor becomes an Obligor.
Original Obligor means each party to this Agreement and the Original Security Documents (other than a Finance Party).
Original Security Documents means:
(a)	the Mortgage over the Ships;
(b)	the Deeds of Covenant in relation to each of the Ships;
(c)	the Share Security;
(d)	the Account Security in relation to the Account;

(e)	the Bareboat Charterer's Assignments;
(f)	the Bareboat Charterer's Undertakings;
(g)	the Sub-Bareboat Charterer's Assignments;
(h)	the Sub-Bareboat Charterer's Undertakings; and
(i)	the Sub-Bareboat Charter Assignments.
Parent means TORM plc as further described in Schedule 1 (The original parties) under the heading of 'Corporate Guarantors'.
Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
Party means a party to this Agreement.
Permitted Maritime Liens means, in relation to any Mortgaged Ship:
(a)
any ship repairer's or outfitter's possessory lien (whether or not constituting a maritime lien) arising in connection with such Mortgaged Ship being put into the possession of any other person as permitted by clause 25.16 (Repairer's Liens) for any works carried out on such Mortgaged Ship;

(b)	any lien on such Mortgaged Ship for master's, officer's or crew's wages outstanding in the ordinary course of its trading;
(c)	any lien on such Mortgaged Ship for salvage; and
(d)
any lien arising solely by operation of law and/or in the ordinary course of business and not as a result of any default or omission of any Group Member and which does not secure Financial Indebtedness, provided that in the case of the liens referred to above, such liens secure obligations which are not more than thirty (30) days overdue (unless the overdue amount is being contested in good faith by appropriate steps and, for the payment of which, adequate reserves have been made) and so long as the existence of any such proceedings or the continued existence of any such lien does not involve any likelihood of the sale, forfeiture or loss of, or any interest in, any Mortgaged Ship.
Permitted Security Interests means, in relation to any Charged Property or other asset (as the context requires), any Security Interest over it which is:
(a)	granted by the Finance Documents;
(b)	a Permitted Maritime Lien;
(c)
in relation to Taxes not overdue, or, in case of income and property taxes and assessments, which are being contested in good faith with due diligence and where the Borrower has adequate cash reserves in excess of such contested sums;

(d)
a lien or other Security Interest otherwise arising by operation of law and in the ordinary course of trading and being regularly settled and not as a result of any default or omissions by the Borrower, provided the total amount of such lien or Security Interest is not material with respect to the Security Interests created in favour of the Finance Parties pursuant to the Finance Documents, or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided or which are covered by liability or other insurance or by an indemnity from a third party) and so long as the existence of any such proceedings or the continued existence of any such lien does not involve any likelihood of the sale, forfeiture or loss of, or any interest in, any Mortgaged Ship; or
(e)	is approved by the Majority Lenders.
Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.
Quasi-Security has the meaning given to that term in clause 29.2 (General negative pledge).
Quotation Day means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period unless market practice in the Interbank Market differs, in which case the Quotation Day shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).
Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property appointed under any Security Document.
Registry means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the Borrower's title to such Ship and the relevant Mortgage under the laws of its Flag State.
Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
Relevant Affiliate means, in relation to any Obligor or Group Member:
(a)	a Subsidiary of that Obligor or Group Member; or
(b)	a Holding Company of that Obligor or Group Member; or
(c)	any other Subsidiary of that Holding Company,
but in each case excluding the Sponsor and excluding any Affiliate of the Sponsor which is not a Group Member (other than any Affiliate of the Sponsor which is the immediate Holding Company of the Borrower).
Relevant Jurisdiction means, in relation to an Obligor:
(a)	its Original Jurisdiction;
(b)	any jurisdiction where any Charged Property owned by it (other than the Mortgaged Ships) is situated;
(c)	the Flag State of any Mortgaged Ship; and
(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Relevant Period has the meaning given to that term in clause 21.2 (Financial definitions).
Repayment Date means, in relation to a Ship Tranche:
(a)	the First Repayment Date for such Ship Tranche;
(b)	each of the dates falling at intervals of three (3) Months thereafter up to but not including the Final Repayment Date for such Ship Tranche; and
(c)	the Final Repayment Date for such Ship Tranche.
Repayment Schedule Start Date means, in relation to a Ship Tranche and the related Ship Commitment and subject to clause 40.8 (Business Days), the earlier of:
(a)	the Last Availability Date for the relevant Ship Commitment; and
(b)	the Utilisation Date.
Repeating Representations means each of the representations set out in clauses 19.2 (Status) to 19.7 (Governing law and enforcement).
Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
Requisition Compensation means, in relation to a Ship, any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of such Ship.
Restricted Party means a person:
(a)	that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person) or otherwise is a target of Sanctions Laws;
(b)
that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions Laws;

(c)	that is directly or indirectly owned or controlled by a person referred to in (a) and/or (b) above; or
(d)	with which any national of a Sanctions Authority is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws.
Sanctions Authority means (a) the United Nations, the European Union, the member states of the European Union, the US or any country to which any Obligor, or any other Group Member or any Relevant Affiliate or any of them is bound or (b) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State and Her Majesty's Treasury.
Sanctions Laws means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adopted, imposed, administered, enacted and/or enforced by any Sanctions Authority.
Sanctions List means any list of persons or entities published in connection with Sanctions Laws, by or on behalf of any Sanctions Authority.

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars and the relevant period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters.  If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower and the Lenders.
Secured Obligations means:
(a)
all indebtedness and obligations at any time of any Obligor to any Finance Party (whether for its own account or as agent or trustee for itself and/or other Finance Parties) under, or related to, the Finance Documents; and

(b)	all other indebtedness and obligations at any time due, owing or incurred by each Obligor to any Finance Party under the Finance Documents.
Security Agent includes any person as may be appointed as such under the Finance Documents and includes any separate trustee or co-trustee appointed under clause 34.7 (Additional trustees)).
Security Documents means:
(a)	the Original Security Documents;
(b)	any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document in each case as agreed between the Parties.
Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.
Security Property means:
(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Finance Parties and all proceeds of that Transaction Security;
(b)
all obligations expressed to be undertaken by any Obligor to pay amounts in respect of the Secured Obligations to the Security Agent as trustee for the Finance Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor in favour of the Security Agent as trustee for the Finance Parties; and

(c)
any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Finance Parties.

Security Value means, at any time, the amount in dollars which, at that time, is the aggregate of (a) the aggregate of the values (or, if less in relation to an individual Ship, the maximum amount capable of being secured by the Mortgage of the relevant Ship) of all of the Mortgaged Ships which have not then become a Total Loss and (b) the value of any additional security) then held by the Security Agent provided under clause 27 (Minimum security value)), in each case as most recently determined in accordance with this Agreement.
Selection Notice means a notice substantially in the form set out in Schedule 5 (Selection Notice) given in accordance with clause 10 (Interest Periods).

Share Security means the document constituting a first Security Interest by the Parent in favour of the Security Agent in the agreed form in respect of all of the shares in the Borrower.
Ship Commitment means, in relation to a Ship, the amount specified as such in respect of such Ship in Schedule 2  (Ship information), as cancelled or reduced pursuant to any provision of this Agreement.
Ship Representations means each of the representations and warranties set out in clauses 19.33 (Ship status) and 19.34 (Ship's employment).
Ships means each of the four (4) 114,000dwt LR2 crude/product oil tankers (to be built by the Builder under the relevant Building Contract) described in Schedule 2 (Ship information) and Ship means any of them.
Ship Tranche means, in relation to a Ship, the principal amount of the Ship Commitment for that Ship which has been borrowed under the Facility or the part of that principal amount which is outstanding for the time being.
Spill means any actual or threatened spill, release or discharge of a Pollutant into the environment.
Sponsor means Oaktree Capital Management, L.P. and any fund or funds solely managed by Oaktree Capital Management, L.P.
Subsidiary of a person means any other person:
(a)	directly or indirectly controlled by such person; or
(b)	of whose dividends or distributions on ordinary voting share capital such person is beneficially entitled to receive more than 50 per cent and a person is a "wholly-owned Subsidiary" of another person if it has no members except that other person and that other person's wholly-owned Subsidiaries or persons acting on behalf of that other person or its wholly-owned Subsidiaries.
Sub-Bareboat Charter means, in respect of each Ship, the sub-bareboat charter contract entered or to be entered into between the Parent and the Sub-Bareboat Charterer, in form and substance satisfactory to the Agent.
Sub-Bareboat Charterer means TORM A/S.
Sub-Bareboat Charter Assignment means, in relation to a Ship and its Sub-Bareboat Charter Documents, an assignment by the Parent of its interest in such Sub-Bareboat Charter Documents in favour of the Security Agent in the agreed form.
Sub-Bareboat Charter Documents means, in relation to a Ship, the Sub-Barebot Charter of that Ship, any documents supplementing it and any guarantee or security given by any person for the Sub-Bareboat Charterer's obligations under it.
Sub-Bareboat Charterer's Assignment means, in relation to a Ship, an assignment by the Sub-Bareboat Charterer of its interest in the Insurances and Requisition Compensation of the Ship in favour of the Security Agent in the agreed form.
Sub-Bareboat Charterer's Undertaking means, in relation to a Ship, a subordination undertaking by the Sub-Bareboat Charterer in favour of the Security Agent in the agreed form.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
Total Commitments means the aggregate of the Commitments, being $115,200,000 at the date of this Agreement.
Total Loss means, in relation to a Mortgaged Ship, its:
(a)	actual, constructive, compromised or arranged total loss; or
(b)	requisition for title, confiscation or other compulsory acquisition by a government entity; or
(c)	hijacking, theft, condemnation, capture, seizure, arrest, disappearance or detention for more than two hundred and ten (210) days.
Total Loss Date means, in relation to the Total Loss of a Mortgaged Ship:
(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which that Mortgaged Ship was last reported;
(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:
(i)	the date notice of abandonment of the vessel is given to its insurers; or
(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or
(iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the vessel's insurers;
(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date falling ninety (90) days after the date upon which such event happened; and
(d)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, disappearance or detention, the date falling two hundred and ten (210) days after the date upon which such event happened.
Total Loss Repayment Date means, where a Mortgaged Ship has become a Total Loss after its Delivery, the earlier of:
(a)	the date ninety (90) days after its Total Loss Date; and
(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.
Transaction Document means:
(a)	each of the Finance Documents; and
(b)	each Building Contract Document.
Transaction Security means the Security Interests created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents.
Transfer Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

Transfer Date means, in relation to an assignment pursuant to a Transfer Certificate, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and
(b)	the date on which the Agent executes the Transfer Certificate.
Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.
US means the United States of America.
US Tax Obligor means:
(a)	the Borrower to the extent it is resident for tax purposes in the US; or
(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
Utilisation means the making of an Advance.
Utilisation Date means the date on which a Utilisation is to be made.
Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).
VAT means:
(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction
(a)	Unless a contrary indication appears, a reference in any of the Finance Documents to:
(i)
Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(ii)
a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(iii)	words importing the plural shall include the singular and vice versa;
(iv)	a time of day are to Beijing time;
(v)	any person includes its successors in title, permitted assignees or transferees;

(vi)
the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor, having made due and careful enquiry;

(vii)	a document in agreed form means:
(A)	where a Finance Document has already been executed by all of the relevant parties, such Finance Document in its executed form;
(B)
prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent and the Borrower as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower;

(viii)
approved by the Majority Lenders or approved by the Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Agent (on such conditions as the Agent may impose) and approval and approve shall be construed accordingly;

(ix)	assets includes present and future properties, revenues and rights of every description;
(x)
charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(xi)	control of an entity (other than in the definition of 'Change of Control') means:
(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(1)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or
(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or
(3)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or
(B)
the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital);

and controlled shall be construed accordingly;
(xii)
the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;
(xiii)
the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a. m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent's spot rate of exchange);

(xiv)	a government entity means any government, state or agency of a state;
(xv)	a group of Lenders or a group of Finance Parties includes all the Lenders or (as the case may be) all the Finance Parties;
(xvi)
a guarantee means (other than in clause 18 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xvii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(xviii)	an obligation means any duty, obligation or liability of any kind;
(xix)
something being in the ordinary course of business of a person means something that is in the ordinary course of that person's current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(xx)	pay or repay in clause 29 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;
(xxi)
a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xxii)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and, in relation to any Lender, includes (without limitation) any Basel II Regulation or Basel III Regulation applicable to that Lender;

(xxiii)
right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(xxiv)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;
(xxv)
(i) the liquidation, winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors; and
(xxvi)	a provision of law is a reference to that provision as amended or re-enacted.
(b)
The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)
Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

(d)	Section, clause and Schedule headings are for ease of reference only.
(e)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(f)
A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been remedied (prior to the Finance Parties taking any action under clause 30.23 (Acceleration)) or waived.

1.3	Currency symbols and definitions
$, USD and dollars denote the lawful currency of the United States of America.
1.4	Third party rights
(a)
Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of the relevant Finance Document.

(b)	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).
(c)
An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

1.5	Finance Documents
Where any other Finance Document provides that this clause 1.5 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

1.6	Conflict of documents
The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

Section 2 - The Facility
2	The Facility
2.1	The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments.
2.2	Finance Parties' rights and obligations
(a)
The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)
A Finance Party may, except as otherwise stated in the Finance Documents (including clause 38.2 (Finance Parties acting together), separately enforce its rights under the Finance Documents provided that no Finance Party shall have any independent power to enforce, or have recourse to, any of the Security under the Security Documents or to exercise any right, power, authority or discretion arising under the Security Documents except through the Agent or Security Agent.

2.3	Obligors' Agent
(a)
Each Obligor (other than the Parent) by its execution of this Agreement irrevocably appoints the Parent (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)
the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,
(b)
and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(c)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.
2.4	Adjustment for liquidated damages
If the Borrower becomes entitled to receive liquidated damages under a Building Contract or to have liquidated damages deducted from the Delivery Instalment for the relevant Ship, the Ship Commitment for the Ship and the Total Commitments shall each be reduced by an amount equal to sixty per cent (60%) of such liquidated damages, except to the extent that such liquidated damages relate to delayed delivery of the relevant Ship.
2.5	Reduction of Commitments on Delivery
(a)	On Delivery of a Ship, the Ship Commitment for that Ship shall be reduced if and to the extent necessary to ensure that the Ship Commitment for that Ship does not exceed the lower of:
(i)	the amount in dollars which is equal to sixty per cent (60%) of the Contract Price for that Ship; and
(ii)
the amount in dollars which is equal to sixty per cent (60%) of the market value of that Ship, as determined in accordance with the valuations of that Ship obtained under Part 2 of Schedule 3 (Conditions precedent on Delivery).

(b)	Any reduction under paragraph (a) above shall be applied:
(i)	in reducing the Commitments of the Lenders rateably; and
(ii)	in reducing the Ship Commitment for that Ship.
3	Purpose
3.1	Purpose
The Borrower shall apply all amounts borrowed under the Facility in accordance with this clause 3.
3.2	Use on Delivery
The Ship Commitment for each Ship shall be made available solely for the purpose of assisting the Borrower to finance the payment of the Delivery Instalment for such Ship to the Builder or (as the context may require) if and to the extent that the Borrower has already paid the Delivery Instalment to the Builder when the same was due, to reimburse the Borrower for such payment.
3.3	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4	Conditions of Utilisation
4.1	Initial conditions precedent
The Lenders will only be obliged to comply with clause 5.4 (Lenders' participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions precedent to any Utilisation) in form and substance satisfactory to the Agent.
4.2	Conditions precedent on Delivery
The Ship Commitment in respect of a Ship may only be borrowed under this Agreement if the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of Schedule 3  (Conditions precedent on Delivery) in relation to such Ship in form and substance satisfactory to the Agent.
4.3	Conditions subsequent
Following the relevant Delivery Date, the Borrower shall provide to the Agent all of the documents and other evidence listed in Part 3 of Schedule 3 (Conditions subsequent) within the number of days set out in that Schedule.
4.4	Notice of satisfaction of conditions
The Agent shall notify the Lenders and the Borrower promptly after receipt by it of the documents and evidence referred to in this clause 4 in form and substance satisfactory to it.  Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives any such notification, the Lenders authorise (but do not require) the Agent to give that notification.  The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
4.5	Further conditions precedent
The Lenders will only be obliged to comply with clause 5.4 (Lenders' participation) if:
(a)	on the date of the Utilisation Request and on the proposed Utilisation Date, no Default is continuing or would result from the proposed Utilisation;
(b)
in relation to each Utilisation, on the date of the Utilisation Request and on the proposed Utilisation Date, all of the representations set out in clause 19 (Representations) (except the Ship Representations) are true; and

(c)	where the proposed Utilisation Date is to be the first day of the Mortgage Period for a Ship, the Ship Representations for such Ship are true on the proposed Utilisation Date.
4.6	Waiver of conditions precedent
The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Lenders.

Section 3 - Utilisation
5	Utilisation
5.1	Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 a. m. six (6) Business Days before the proposed Utilisation Date.
5.2	Completion of a Utilisation Request
(a)	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date in respect of an Advance under a Ship Commitment is a Business Day falling on or before the Last Availability Date for the relevant Ship Commitment;
(ii)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);
(iii)	the proposed Interest Period complies with clause 10 (Interest Periods); and
(iv)	it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose) and it identifies the relevant Ship Commitment to which it relates.
(b)	Only one Advance may be requested in each Utilisation Request.
(c)	The Ship Commitment for a Ship may only be borrowed in a single amount in one Advance.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be dollars.
(b)	The amount of a proposed Advance specified in a Utilisation Request and advanced under the Ship Commitment in respect of a Ship shall not exceed the lower of:
(i)	the Ship Commitment for that Ship; and
(ii)	the amount of the Active Facility less the amount of the outstanding Loan.
(c)	The total amount available and advanced under the Ship Commitment for a Ship shall not exceed that Ship Commitment for that Ship.
5.4	Lenders' participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Advance available by the Utilisation Date through its Facility Office.
(b)	The amount of each Lender's participation in each Advance will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Advance.
(c)	The Agent shall promptly notify each Lender of the amount of the Advance and the amount of its participation in the Advance, in each case by 11:00 a. m. on the relevant Quotation Day.

(d)
The Agent shall pay all amounts received by it in respect of each Advance (and its own participation in it, if any) to the Borrower or for its account or the Builder, in each case in accordance with the instructions contained in the Utilisation Request.

5.5	Prepositioning of Funds
If the Lenders, at the request of the Borrower and on terms acceptable to all the Lenders, agree to preposition funds for the purposes of any proposed Utilisation (the date of such proposed Utilisation being the "Preposition Date"):
(a)
each Lender agrees to fund its participation in such Loan on a date falling not more than three (3) Business Days (or such other period as agreed between the Borrower and the Lenders) prior to the Delivery Date of the relevant Ship to which that Utilisation relates;

(b)	on the relevant Preposition Date, the Agent shall:
(i)
pay the relevant amount received by it from the Lenders in accordance with clause 5.4 (Lenders' Participation) in respect of that Utilisation (being the amount specified in the relevant Utilisation Request) to a bank or other financial institution acceptable to the Agent and each of the Lenders (the "Builder's Bank") as directed by the Borrower in the relevant Utilisation Request, which amount shall be held at the relevant Builder's Bank in the name and under the sole control of the Agent on the understanding that if the relevant Delivery Date does not occur within five (5) Business Days (or such other period as agreed by all the Lenders) of the Delivery Date specified in the relevant Disbursement Authorisation (as defined in paragraph (c) below), such amount shall be returned to the Agent for redistribution to the Lenders; and

(ii)
issue a SWIFT MT 199 or other similar communication acceptable to the Agent (a "Disbursement Authorisation") authorising the release of such amount by the Builder's Bank on the relevant Delivery Date upon receipt of a Protocol of Delivery and Acceptance in respect of such Ship duly executed by the Builder and the Borrower and countersigned by a representative of the Agent;

(c)
the date on which the Agent pays the relevant amount to the Builder's Bank shall constitute the Utilisation Date in respect of the relevant Loan and the Borrower agrees that interest shall accrue on the amount so prepositioned in accordance with the terms of clause 9.1 (Calculation of interest);

(d)
from the date the Agent pays the relevant amount to the Builder's Bank until the relevant Delivery Date (or, if acquisition of the relevant Ship does not occur within five (5) Business Days (or such other period as agreed by all Lenders) of the Delivery Date specified in the relevant Disbursement Authorisation, the date on which such amount is returned to the Agent for redistribution to the Lenders), the Borrower shall be entitled to interest on such Loan, if any, paid by the Builder's Bank in respect of such deposited amount;

(e)
if the relevant Ship to which that Utilisation relates is not delivered within five (5) Business Days (or such other period as agreed by all Lenders) of the Delivery Date specified in the relevant Disbursement Authorisation and the relevant amount prepositioned with the Builder's Bank is returned to the Agent and redistributed to the Lenders then, so long as the Availability Period has not yet expired, the Available Commitment of all Lenders will be increased by an amount equal to the aggregate principal amount so returned; and

(f)
the Borrower shall (or shall procure that another Obligor will) within three (3) Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses incurred by that Finance Party as a result of such prepositioning of funds arrangement (other than by reason of default or negligence by that Finance Party alone).

Section 4 - Repayment, Prepayment and Cancellation
6	Repayment
6.1	Repayment
The Borrower shall on each Repayment Date repay such part of the Loan as is required to be repaid on that Repayment Date by clause 6.2 (Scheduled repayment of Facility).
6.2	Scheduled repayment of Facility
(a)
To the extent not previously reduced, the Ship Tranche in respect of each Mortgaged Ship shall be repaid by instalments on each Repayment Date in respect of the relevant Ship comprising of forty eight (48) equal consecutive quarterly instalments in the amount of four hundred and eighty thousand dollars ($480,000), constituting 80% of the applicable Ship Tranche. On the Final Repayment Date for such Ship Tranche, the Borrower shall repay the final instalment together with a balloon payment in the amount of five million seven hundred and sixty thousand dollars ($5,760,000), constituting 20% of the applicable Ship Tranche.

(b)	On the Final Repayment Date for a Ship Tranche (without prejudice to any other provision of this Agreement), that Ship Tranche shall be repaid in full.
6.3	Adjustment of scheduled repayments
If the Ship Commitment for a Ship has been partially reduced under this Agreement and/or any part of the relevant Ship Tranche is prepaid (other than under clause 6.2 (Scheduled repayment of Facility)) before any Repayment Date in respect of the relevant Ship Tranche then the amount of the instalment by which the relevant Ship Tranche shall be repaid under clause 6.2 on any such Repayment Date (as reduced by any earlier operation of this clause 6.3) shall be reduced pro rata to such reduction in the relevant Ship Commitment and/or prepayment of relevant Ship Tranche.
7	Illegality, prepayment and cancellation
7.1	Illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)	upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled and the undrawn Ship Commitments shall each be correspondingly reduced rateably; and
(c)
to the extent that the Lender's participation has not been assigned pursuant to clause 7.6 (Replacement of Lender), the Borrower shall repay that Lender's participation in the Loan on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment shall be cancelled in the amount of the participation repaid.

7.2	Change of control
(a)	Each Obligor shall promptly notify the Agent upon becoming aware of a Change of Control.
(b)
If a Change of Control occurs and unless the Agent has previously approved the Change of Control (acting on the instructions of all Lenders, whose consent shall not be unreasonably withheld or delayed) the Total Commitments shall be cancelled with effect from the date such Change of Control occurs and the Loans and all other outstanding obligations under this Agreement and any of the other Finance Documents shall be payable immediately after the date on which such Change of Control occurs.

7.3	Voluntary cancellation
The Borrower may, if it gives the Agent not less than fifteen (15)  Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $5,000,000 and a multiple of $5,000,000) of any part of any Ship Commitment which is undrawn at the proposed date of cancellation. Any cancellation under this clause 7.3 shall reduce the Commitments of the Lenders rateably.
7.4	Voluntary prepayment
(a)
The Borrower may, if it gives the Agent not less than fifteen (15) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Ship Tranche (but if in part, being an amount that reduces the amount of the relevant Ship Tranche by a minimum amount of $1,000,000 or a multiple thereof), on the last day of an Interest Period in respect of the amount to be prepaid.

(b)
Any prepayment made by the Borrower in accordance with clause 7.4(a) above shall incur a prepayment fee of one per cent. (1.00%) on such amount to be prepaid and shall be payable by the Borrower together with any applicable Break Costs on or before the date of such payment.

7.5	Right of cancellation and prepayment in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under clause 13.2 (Tax gross-up); or
(ii)	any Lender claims indemnification from the Borrower under clause 13.3 (Tax indemnity) or clause 14.1 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loan or give notice of its intention to replace that Lender in accordance with clause 7.6 below.
(b)
On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero and (unless the Commitment of the relevant Lender is replaced in accordance with clause 7.6 below, the Commitments shall be reduced rateably.

(c)
On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loan together with all interest and other amounts accrued under the Finance Documents which is then owing to it.
7.6	Replacement of Lender
(a)	If:
(i)	the Borrower becomes obliged to repay any amount in accordance with clause 7.1 (Illegality) to any Lender; or
(ii)	any of the circumstances set out in paragraph (a) of clause 7.5 apply to a Lender, the Borrower may, on fifteen (15) Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to assign (and, to the extent permitted by law, that Lender shall assign) pursuant to clause 31 (Changes to the Lenders) all (and not part only) of its rights under this Agreement (and any Security Document to which that Lender is a party in its capacity as a Lender) to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Borrower which confirms its willingness to undertake and does undertake all the obligations of the assigning Lender in accordance with clause 31 (Changes to the Lenders) for a purchase price in cash payable at the time of the assignment in an amount equal to the aggregate of:
(A)	the outstanding principal amount of such Lender's participation in the Loan;
(B)	all accrued interest owing to such Lender;
(C)
the Break Costs which would have been payable to such Lender pursuant to clause 11.6 (Break Costs) had the Borrower prepaid in full that Lender's participation in the Loan on the date of the assignment; and

(D)	all other amounts payable to that Lender under the Finance Documents on the date of the assignment.
(b)	The replacement of a Lender pursuant to this clause 7.6 shall be subject to the following conditions:
(i)	the Borrower shall have no right to replace the Agent;
(ii)	neither the Agent nor any Lender shall have any obligation to find a Replacement Lender;
(iii)	in no event shall the Lender replaced under this clause 7.6 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and
(iv)
the Lender shall only be obliged to assign its rights pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that assignment.

(c)
A Lender shall perform the checks described in paragraph (b)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

7.7	Mandatory prepayment – Security Value
In the event that, following the receipt of the notice from the Agent under clause 27.13 (Security Shortfall), the Borrower does not comply with the provisions of clause 27.13 (Security Shortfall), the Borrower shall be immediately obliged to prepay such amount of the Loan as shall be required in order to ensure that the Security Value equals or exceeds the Minimum Value.
7.8	Sale or Total Loss
(a)	On a Mortgaged Ship's Disposal Repayment Date:
(i)	that Ship's Ship Commitment shall be reduced to zero; and
(ii)	the Borrower shall prepay the relevant Ship Tranche.
(b)	Any cancellation of part of the Active Facility pursuant to this clause 7.7 shall reduce the Total Commitments by the same amount.
7.9	Mandatory Pre-Delivery cancellation
(a)	If, prior to a Ship's Delivery:
(i)
the Ship's Building Contract is for any reason and by any method cancelled, terminated or rescinded or is not, or ceases to be, legal, valid, binding and enforceable obligations of the Builder or the Borrower or it becomes unlawful for either the Builder or the Borrower to perform its respective obligations under it; or

(ii)	a competent court or arbitration panel decides that the Ship's Building Contract has been validly cancelled, terminated or rescinded; or
(iii)	the Ship's Building Contract is varied in a way prohibited by any Finance Document, or if Delivery of the Ship has not occurred by the Last Availability Date for the relevant Ship Commitment, then the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower with effect from the date ten (10) Business Days after the giving of such notice (or such later date as may be approved in advance by the Majority Lenders) cancel the Ship Commitment for such Ship (whereupon the Total Commitments shall be reduced by such Ship Commitment).
(b)	The Borrower shall on the date such cancellation takes effect prepay the Ship Tranche for the relevant Ship in full.
7.10	Automatic cancellation
Any part of a Ship Commitment which has not become available by the Last Availability Date for that Ship Commitment shall be automatically cancelled at close of business in London on the Last Availability Date for that Ship Commitment.
8	Restrictions
8.1	Notices of cancellation and prepayment
(a)
Any notice of cancellation or prepayment given by any Party under clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	If any such cancellation or prepayment relates to a particular Ship Commitment and/or Ship Tranche, any such notice shall also specify the relevant Ship Commitment and/or Ship Tranche.
8.2	Interest and other amounts
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
8.3	No reborrowing
The Borrower may not re-borrow any part of the Facility which is prepaid or repaid.
8.4	Prepayment in accordance with Agreement
The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
8.5	No reinstatement of Commitments
No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
8.6	Agent's receipt of notices
If the Agent receives a notice under clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.
8.7	Effect of repayment and prepayment on Commitments
If all or part of any Lender's participation in the Loan is repaid or prepaid, an amount of that Lender's Commitment equal to the amount of the participation which is repaid or prepaid will be deemed to be cancelled on the date of repayment or prepayment.
8.8	Application of cancellations
If the Total Commitments are partially reduced and/or the Loan partially prepaid under this Agreement (other than under clause 7.1 (Illegality) and clause 7.5 (Right of cancellation and prepayment in relation to a single Lender)), the Commitments of the Lenders and (other than in relation to a cancellation of all of the Ship Commitment for a Ship) the remaining Ship Commitments shall be reduced rateably.
8.9	Application of prepayments
(a)
Any prepayment required as a result of a cancellation in full of an individual Lender's Commitment under clause 7.1 (Illegality) or clause 7.5 (Right of cancellation and prepayment in relation to a single Lender) shall be applied in prepaying the relevant Lender's participation in each of the Ship Tranches.

(b)	Any other prepayment shall be applied pro rata to each Lender's participation in each Ship Tranche being prepaid.
8.10	Removal of Lender from security
Upon cancellation and prepayment in full of an individual Lender's Commitment under clause 7.1 (Illegality) or clause 7.5 (Right of cancellation and prepayment in relation to a single Lender), that Lender and the other Parties must promptly take (and the Borrower shall ensure that any other relevant Obligor promptly takes) whatever action the Agent may, in its reasonable opinion, deem necessary or desirable for the purpose of removing that Lender as a party to and beneficiary of any Security Documents granted in favour of (among others) the Lenders.

Section 5 - Costs of Utilisation
9	Interest
9.1	Calculation of interest
The rate of interest on each Ship Tranche (or any relevant part of it for which there is a separate Interest Period) for each Interest Period for the relevant Ship Tranche is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin; and
(b)	LIBOR for the relevant Interest Period.
9.2	Payment of interest
The Borrower shall pay accrued interest on each Ship Tranche (or any relevant part of it) on the last day of each Interest Period for that Ship Tranche (or the relevant part of it) (and, if an Interest Period is longer than six (6) Months, on the dates falling at six (6) Monthly intervals after the first day of that Interest Period).
9.3	Default interest
(a)
If an Obligor fails to pay any amount payable by it under a Finance Document to a Finance Party on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is 2.00 per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

(b)	Any interest accruing under this clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.
(c)
If any overdue amount consists of all or part of the Loan (or any relevant part of it) which became due on a day which was not the last day of an Interest Period relating to the Loan or the relevant part of it:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or the relevant part of it; and
(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be 2.00 per cent per annum higher than the rate which would have applied if the overdue amount had not become due.

(d)
Default interest payable under this clause 9.3 (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest
(a)	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.
(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to each Ship Tranche (or any relevant part of it).

10	Interest Periods
10.1	Selection of Interest Periods
(a)
The Borrower may select an Interest Period for each Ship Tranche in the Utilisation Request or (if that Ship Tranche has been borrowed) in a Selection Notice relating to that Ship Tranche, with such Interest Period being subject always to the prior written approval of the Lenders.

(b)
Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower not later than 11:00 a. m. four (4) Business Days before the last day of the then current Interest Period for the relevant Ship Tranche.

(c)
If the Borrower fails to indicate an Interest Period in the Utilisation Request or fails to deliver a Selection Notice to the Agent in accordance with paragraph (a) above, the relevant Interest Period will, subject to clause 10.2 (Interest Periods overrunning Repayment Dates), be three (3) Months or such other period as applicable and agreed between the Borrower and the Lenders.

(d)	Subject to this clause 10, the Borrower may select an Interest Period of three (3) Months or any other period agreed between the Borrower, the Agent and all the Lenders.
(e)	No Interest Period for a Ship Tranche shall extend beyond the Final Repayment Date for that Ship Tranche.
(f)	The first Interest Period for a Ship Tranche shall start on the Utilisation Date and each subsequent Interest Period for that Ship Tranche shall start on the last day of its preceding Interest Period.
10.2	Interest Periods overrunning Repayment Dates
If the Borrower selects an Interest Period for a Ship Tranche which would overrun any later Repayment Date for that Ship Tranche, that Ship Tranche shall be divided into parts corresponding to the amounts by which that Ship Tranche is scheduled to be repaid under clause 6.2 (Scheduled repayment of Facility) on each of the Repayment Dates for that Ship Tranche falling during such Interest Period (each of which shall have a separate Interest Period ending on the relevant Repayment Date) and to the balance of that Ship Tranche (which shall have the Interest Period selected by the Borrower).
10.3	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
11	Changes to the calculation of interest
11.1	Unavailability of Screen Rate
(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR for an Interest Period, LIBOR shall be the Interpolated Screen Rate for a period equal in length to that Interest Period.
(b)
Base Reference Bank Rate: If paragraph (a) above applies but it is not possible to calculate the Interpolated Screen Rate, the applicable LIBOR for an Interest Period shall be the Base Reference Bank Rate as of 11:00 a.m. on the Quotation Day for the currency of the Loan and for a period equal in length to that Interest Period.

(c)
Cost of funds: If paragraph (b) above applies but no Base Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR for the Loan and clause 11.4 (Cost of funds) shall apply to the Loan for that Interest Period.

11.2	Calculation of Base Reference Bank Rate
(a)
Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Base Reference Bank Rate but a Base Reference Bank does not supply a quotation by 11:00 a.m. on the Quotation Day, the Base Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Base Reference Banks.

(b)	If at or about noon on the Quotation Day none or only one of the Base Reference Banks supplies a quotation, there shall be no Base Reference Bank Rate for the relevant Interest Period.
11.3	Market disruption
If before close of business in London on the Quotation Day for an Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed fifty per cent. (50%) of the Loan) that the cost to it of funding its participation in the relevant Ship Tranche or relevant part of it from the wholesale market for dollars would be in excess of LIBOR then clause 11.4 (Cost of funds) shall apply to the relevant Ship Tranche or relevant part of it for the relevant Interest Period.
11.4	Cost of funds
(a)	If this clause 11.4 applies, the rate of interest on the relevant Ship Tranche or relevant part of it for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin; and
(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event within ten(10) Business Days of the first day of that Interest Period (or, if earlier, on the date falling ten(10) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the relevant Ship Tranche or relevant part of it from whatever source it may reasonably select.

(b)
If this clause 11.4 applies and the Agent or the Borrower so require, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
(d)	If this clause 11.4 applies pursuant to clause 11.3 (Market disruption) and:
(i)	a Lender's Funding Rate is less than LIBOR; or
(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above, the cost to that Lender of funding its participation in the relevant Ship Tranche or relevant part of it for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

11.5	Notification to Borrower
If clause 11.4 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the Borrower.
11.6	Break Costs
(a)
The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or any relevant part of it or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or that relevant part of it or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
12	Fees
12.1	Commitment commission
(a)
The Borrower shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of 1.00% per annum on that Lender's Available Commitment calculated from the date of this Agreement (the start date).

(b)
The Borrower shall pay the accrued commitment commission on the last day of the period of three (3) Months commencing on the start date, on the last day of each successive period of three (3) Months, on the Last Availability Date to occur and, if cancelled in full, on the cancelled amount of the relevant Lender's Available Commitment at the time the cancellation is effective.

12.2	Arrangement fee
The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

Section 6 - Additional Payment Obligations
13	Tax gross-up and indemnities
13.1	Definitions
(a)	In this Agreement:
Protected Party means a Finance Party or, in relation to clause 15.4 (Indemnity concerning security) and clause 15.7 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 15.4 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
Qualifying Lender means:
(i)	a Lender which is entitled to receive interest payable to that Lender in respect of an advance under a Finance Document without a Tax Deduction under the laws of Singapore; or
(ii)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is a Treaty Lender.
Tax Credit means a credit against, relief or remission for, or repayment of any Tax.
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.
Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 13.2 (Tax gross-up) or a payment under clause 13.3 (Tax indemnity).
Treaty Lender means a Lender which:
(i)	is treated as a resident of a Treaty State for the purposes of the Treaty;
(ii)	does not carry on business in the jurisdiction of incorporation of the Borrower through a permanent establishment with which that Lender's participation in that advance is effectively connected; and
(iii)
fulfils any other conditions which must be fulfilled under the Treaty by residents of that Treaty State in order for such residents to obtain full exemption from taxation on interest imposed by the jurisdiction of incorporation of the Borrower, except that for this purpose it shall be assumed that any necessary procedural formalities are satisfied.

Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with Singapore which makes provision for full exemption from tax imposed by Singapore on interest.
(b)	Unless a contrary indication appears, in this clause 13 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.
(b)
The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under clause 13.2(c) above by reason of a Tax Deduction on account of Tax if on the date on which the payment falls due:
(i)
the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)
the relevant Lender is a Qualifying Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause 13.2(g) (as applicable to it).

(e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)
A Treaty Lender and the Obligor which makes a payment to which that Treaty Lender or a Lender acting through a Facility Office in Singapore is entitled shall co-operate in completing any procedural formalities which might reasonably be considered to be necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

13.3	Tax indemnity
(a)
Each Obligor who is a Party shall (within five (5) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under clause 13.2 (Tax gross-up) or relates to a FATCA Deduction required to be made by a Party or any Obligor which is not a Party; or
(B)
to the extent a loss, liability or cost would have been compensated for by an increased payment under clause 13.2 (Tax Gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of clause 13.2 (Tax Gross-up) applied.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this clause 13.3, notify the Agent.
13.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)
a Tax Credit is attributable (A) to an increased payment of which that Tax Payment forms part, (B) to that Tax Payment or (C) to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
13.5	Lender Status Confirmation
(a)
Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate which it executes on becoming a Party, and for the benefit of the Agent and without liability to the Borrower, which of the following categories it falls in:

(i)	not a Qualifying Lender;
(ii)	a Qualifying Lender (other than a Treaty Lender); or

(iii)	a Treaty Lender.
(b)
If a New Lender fails to indicate its status in accordance with this clause 13.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower or the Obligor). For the avoidance of doubt, a Transfer Certificate shall not be invalidated by any failure of a Lender to comply with this clause 13.5.

(c)
For the avoidance of doubt, this clause 13.5 is without prejudice to clause 13.2(d), which applies to the payments to a Lender which becomes a Party to this Agreement after the date of this Agreement, as well as to the Original Lenders.

13.6	Indemnities on after Tax basis
(a)
If and to the extent that any sum payable to any Protected Party by the Borrower under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrower shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

(b)
If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrower to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrower shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

(c)
For the purposes of paragraphs (a) and (b) above, a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party's profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

13.7	Stamp taxes
The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
13.8	Value added tax
(a)
All amounts expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this paragraph (i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)
Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)
Any reference in this clause 13.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant Member State of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be)).

(e)
In relation to any supply made by a Finance Party to any party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

13.9	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality
(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)
If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;
(ii)	where the Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date; or
(iii)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:
(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to clause 13.9(e) above to the Borrower.
(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to clause 13.9(e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.
(h)
The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to clauses 13.9(e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with clauses 13.9(e), (f) or (g) above.

13.10	FATCA Deduction
(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

14	Increased Costs
14.1	Increased costs
(a)
Subject to clause 14.3 (Exceptions), the Borrower shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates which:

(i)
arises as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement; and/or

(ii)	is a Basel III Increased Cost.
(b)	In this Agreement Increased Costs means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
14.2	Increased cost claims
(a)
A Finance Party intending to make a claim pursuant to clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
(c)
The Borrower shall not be obliged to compensate a Finance Party in respect of any claim pursuant to clause 14.1 (Increased Costs) which relates to Increased Costs incurred more than twelve (12) months prior to the date on which the Finance Party notifies the Agent of the event giving rise to the claim.

14.3	Exceptions
(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)
compensated for by clause 13.3 (Tax indemnity) (or would have been compensated for under clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of clause 13.3 (Tax indemnity) applied);

(iv)	Basel II Increased Costs; or
(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In paragraph (a) above, a reference to a Tax Deduction has the same meaning given to the term in clause 13.1 (Definitions).
15	Other indemnities
15.1	Currency indemnity
(a)
If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; and/or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall, as an independent obligation, within three (3) Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities
The Borrower shall (or shall procure that another Obligor will), within three (3) Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;
(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of clause 39 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
15.3	Indemnity to the Agent and the Security Agent
The Borrower shall promptly indemnify the Agent and the Security Agent against:
(a)	any and all Losses (together with any applicable VAT) incurred by the Agent or the Security Agent (acting reasonably) as a result of:
(i)	investigating any event which it reasonably believes is a Default;
(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)	instructing lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents; or
(iv)
any action taken by the Agent or the Security Agent or any of its or their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor's obligations under the Finance Documents, and

(b)
any and all Losses (including, without limitation, in respect of liability for negligence or any other category of liability whatsoever) (together with any applicable VAT) incurred by the Agent or the Security Agent (otherwise than by reason of the Agent's or the Security Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 40.11 (Disruption to payment systems etc. ) notwithstanding the Agent's or the Security Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent or the Security Agent under the Finance Documents.

15.4	Indemnity concerning security
(a)	The Borrower shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any and all Losses (together with any applicable VAT) incurred by it as a result of:
(i)	any failure by the Borrower to comply with its obligations under clause 17 (Costs and expenses) or any similar provision in any other Finance Document;
(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)	the taking, holding, protection or enforcement of the Transaction Security;
(iv)
the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and/or any other Finance Party and each Receiver and each Delegate by the Finance Documents or by law (otherwise, in each case, than by reason of the relevant Security Agent's and/or other Finance Party's, Receiver's or Delegate's gross negligence or wilful misconduct);

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;
(vi)
any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person);

(vii)	instructing lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents; or
(viii)
(in the case of the Security Agent and/or any other Finance Party, any Receiver and any Delegate) acting as Security Agent and/or as holder of any of the Transaction Security, Receiver or Delegate under the Finance Documents or which otherwise relates to the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent's and/or other Finance Party's, Receiver's or Delegate's gross negligence or wilful misconduct).

(b)
The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 15.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

15.5	Continuation of indemnities
The indemnities by the Borrower in favour of any Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrower of the terms of this Agreement, the repayment or prepayment of the Loan, the cancellation of the Total Commitments or the repudiation by any Finance Party or the Borrower of this Agreement.
15.6	Third Parties Act
(a)	Each Indemnified Person may rely on the terms of clause 15.4 (Indemnity concerning security) and clauses 13 (Tax gross-up and indemnities) and 15.7 (Interest) insofar as it relates to interest on, or the calculation of, any amount demanded by that Indemnified Person under clause 15.4 (Indemnity concerning security), subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
(b)	Where an Indemnified Person (other than a Finance Party) (the Relevant Beneficiary) who is:
(i)	appointed by a Finance Party under the Finance Documents;
(ii)	an Affiliate of any such person or that Finance Party; or
(iii)	an officer, director, employee, adviser, representative or agent of any of the above persons or that Finance Party, is entitled to receive any amount (a Third Party Claim) under any of the provisions referred to in paragraph (a) above:
(A)	the Borrower shall at the same time as the relevant Third Party Claim is due to the Relevant Beneficiary pay to that Finance Party a sum in the amount of that Third Party Claim;
(B)	payment of such sum to that Finance Party shall, to the extent of that payment, satisfy the corresponding obligations of the Borrower to pay the Third Party Claim to the Relevant Beneficiary; and
(C)
if the Borrower pays the Third Party Claim direct to the Relevant Beneficiary, such payment shall, to the extent of that payment, satisfy the corresponding obligations of the Borrower to that Finance Party under sub-paragraph (A) above.

15.7	Interest
Moneys becoming due by the Borrower to any Indemnified Person under the indemnities contained in this clause 15 (Other indemnities) or elsewhere in this Agreement shall be paid within five (5) Business Days of demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrower to such Indemnified Person (both before and after judgment) at the rate referred to in clause 9.3 (Default interest).
15.8	Exclusion of liability
Without prejudice to any other provision of the Finance Documents excluding or limiting the liability of any Indemnified Person, no Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct.  Any Indemnified Person may rely on this clause 15.8 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
16	Mitigation by the Lenders
16.1	Mitigation
(a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 13 (Tax gross-up and indemnities) or clause 14 (Increased costs) including (but not limited to) assigning its rights under the Finance Documents to another Affiliate or Facility Office.
(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
16.2	Limitation of liability
(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 16.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
17	Costs and expenses
17.1	Transaction expenses
The Borrower shall, within five (5) Business Days of demand, pay the Agent, the Security Agent and the Arranger the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:
(a)	this Agreement and any other documents referred to in this Agreement and the Security Documents;
(b)	any other Finance Documents executed or proposed to be executed after the date of this Agreement including any executed to provide additional security under clause 27 (Minimum security value);or
(c)	any Security Interest expressed or intended to be granted by a Finance Document.
17.2	Amendment costs
If:
(a)	an Obligor requests an amendment, waiver or consent; or
(b)	an amendment is required pursuant to clause 40.10 (Change of currency), the Borrower shall, within five (5) Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) reasonably incurred by the Agent and the Security Agent (and in the case of the Security Agent by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.
17.3	Agent's and Security Agent's management time and additional remuneration
(a)	Any amount payable to the Agent or the Security Agent under clause 15.3 (Indemnity to the Agent and the Security Agent), clause 15.4 (Indemnity concerning security), clause

17 (Costs and expenses) or clause 33.15 (Lenders' indemnity to the Agent and others) following the occurrence of an Event of Default and while it is continuing shall include the cost of utilising the Agent's or (as the case may be) the Security Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or (as the case may be) the Security Agent may notify to the Borrower and the other Finance Parties, and is in addition to any other fee paid or payable to the Agent or the Security Agent.
(b)	Without prejudice to paragraph (a) above, in the event of:
(i)	a Default;
(ii)
the Agent or the Security Agent being requested by an Obligor or the other Finance Parties to undertake duties which the Agent or (as the case may be) the Security Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Agent or (as the case may be) the Security Agent under the Finance Documents; or

(iii)	the Agent or (as the case may be) the Security Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances, the Borrower shall pay to the Agent or (as the case may be) the Security Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below.
(c)
If the Agent or (as the case may be) the Security Agent and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Agent or (as the case may be) the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Agent or (as the case may be) the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

17.4	Enforcement, preservation and other costs
The Borrower shall, within five (5) Business Days of demand by a Finance Party, pay to each Finance Party the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by that Finance Party in connection with:
(a)
the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights;

(b)	any valuation carried out under clause 27 (Minimum security value); or
(c)	any inspection carried out under clause 25.9 (Inspection and notice of dry-docking) or any survey carried out under clause 25.17 (Survey report).

Section 7 - Guarantee
18	Guarantee and indemnity
18.1	Guarantee and indemnity
(a)	Each Corporate Guarantor irrevocably and unconditionally:
(i)
guarantees to the Security Agent (as trustee for the Finance Parties) and the other Finance Parties punctual performance by each other Obligor of all such Obligor's obligations under the Finance Documents;

(ii)
undertakes with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(iii)
agrees with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of another Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Obligor under any Finance Document on the date when it would have been due.  The amount payable by each Corporate Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 18.1 if the amount claimed had been recoverable on the basis of a guarantee.

(b)	Each Guarantee is given with the benefit of the guarantee protections set out in this clause 18 and the other provisions of this Agreement.
18.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
18.3	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Corporate Guarantor under this clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.
18.4	Waiver of defences
The obligations of each Corporate Guarantor under this clause 18 will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this clause 18, would reduce, release or prejudice any of its obligations under this clause 18 including (without limitation):
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
18.5	Guarantor intent
Without prejudice to the generality of clause 18.4 (Waiver of defences), each Corporate Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents.
18.6	Immediate recourse
Each Corporate Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Corporate Guarantor under this clause 18.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
18.7	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Corporate Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from either Corporate Guarantor or on account of either Corporate Guarantor's liability under this clause 18.

18.8	Deferral of Corporate Guarantors' rights
(a)
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Corporate Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 18:

(i)	to be indemnified by another Obligor;
(ii)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;
(iii)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which a Corporate Guarantor has given a guarantee, undertaking or indemnity under clause 18 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any other Obligor; and/or
(vi)	to claim or prove as a creditor of any other Obligor in competition with any Finance Party.
(b)
If a Corporate Guarantor receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 40 (Payment mechanics).  This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

18.9	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

Section 8 - Representations, Undertakings and Events of Default
19	Representations
19.1
Each Obligor who is a Party makes and repeats the representations and warranties set out in this clause 19 to each Finance Party at the times specified in clause 19.36 (Times when representations are made).

19.2	Status
(a)	Each Obligor is a limited liability corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.
(b)	Each Obligor has power and authority to own its assets and to carry on its business as it is now being conducted.
19.3	Binding obligations
Subject to the Legal Reservations:
(a)
the obligations expressed to be assumed by each Obligor in each Transaction Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations; and

(b)
(without limiting the generality of paragraph (a) above) each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

19.4	Non-conflict
The entry into and performance by each Obligor of, and the transactions contemplated by the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:
(a)	any law or regulation applicable to any Obligor;
(b)	the Constitutional Documents of any Obligor or any other Group Member; or
(c)	any agreement or other instrument binding upon any Obligor or any other Group Member or its or any other Group Member's assets or constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Security Interest) on any Obligor's or any other Group Member's assets, rights or revenues.
19.5	Power and authority
(a)
Each Obligor has the power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, performance and delivery of, and compliance with, each Transaction Document to which it is, or is to be, a party and each of the transactions contemplated by those documents.

(b)
No limitation on any Obligor's powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Transaction Document to which such Obligor is, or is to be, a party.

19.6	Validity and admissibility in evidence
(a)	All Authorisations required or desirable:
(i)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Transaction Document to which it is a party;
(ii)	to make each Transaction Document to which it is a party admissible in evidence in its Relevant Jurisdictions; and
(iii)	to ensure that the Transaction Security has the priority and ranking contemplated by the Security Documents, have been obtained or effected and are in full force and effect except any Authorisation or filing referred to in clause 19.15 (No filing or stamp taxes), which Authorisation or filing will be promptly obtained or effected within any applicable period.
(b)
All Authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor and each other Group Member have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations might have a Material Adverse Effect.

19.7	Governing law and enforcement
(a)	Subject to Legal Reservations, the choice of governing law of any Transaction Document will be recognised and enforced in each Obligor's Relevant Jurisdictions.
(b)
Subject to Legal Reservations, any judgment obtained in relation to any Transaction Document in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

19.8	No misleading information
Save as disclosed in writing to the Agent at least five (5) Business Days prior to the date of this Agreement:
(a)
Any Information is true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b)
Any financial projection or forecast contained in the Information has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration.

(c)
The expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds.

(d)
No event or circumstance has occurred or arisen and no information has been omitted from the Information and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information being untrue or misleading in any material respect.

(e)
All other written information provided by any Group Member (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

(f)
For the purposes of this clause 19.8, Information means any factual information, documents, exhibits or reports relating to the Obligors or any other Group Member (excluding the Original Financial Statements covered by clause 19.9 (Original Financial Statements)) provided by any Obligor or any other Group Member to any of the Finance Parties in connection with the Transaction Documents or the transactions referred to in them..

19.9	Original Financial Statements
(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.
(b)
The audited Original Financial Statements give a true and fair view of the financial condition and results of operations of TORM A/S and its Subsidiaries on a consolidated basis during the relevant period to which they relate.

(c)
There has been no change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Borrower) since the date of the Original Financial Statements which might reasonably be expected to have a Material Adverse Effect.

19.10	Pari passu ranking
Each Obligor's payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.
19.11	Ranking and effectiveness of security
Subject to the Legal Reservations and any applicable filing, registration or notice requirements:
(a)	the Transaction Security has (or will have when the relevant Security Documents have been executed) the priority which it is expressed to have in the Security Documents;
(b)	the Charged Property is not subject to any Security Interest other than Permitted Security Interests; and
(c)	the Transaction Security will constitute perfected security on the assets described in the Security Documents.
19.12	Ownership of Charged Property
Each Obligor is the sole legal and beneficial owner of the Charged Property over which it purports to grant a Security Interest under the Security Documents.
19.13	No insolvency
No corporate action, legal proceeding or other procedure or step described in clause 30.10 (Insolvency proceedings) or creditors' process described in clause 30.11 (Creditors' process) has been taken or, to the knowledge of any Obligor, threatened in relation to a Group Member and none of the circumstances described in clause 30.9 (Insolvency) applies to any Group Member.

19.14	No filing or stamp taxes
Under the laws of each Obligor's Relevant Jurisdictions it is not necessary that any Transaction Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Transaction Document or the transactions contemplated by the Transaction Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which will be made or paid promptly after the date of the relevant Transaction Document.
19.15	Deduction of Tax
Except for withholding taxes on interest under the laws of Singapore, no Obligor is required to make any Tax Deduction (as defined in clause 13.1 (Definitions)) from any payment it may make under any Finance Document to which it is, or is to be, a party and no other party is required to make any such deduction from any payment it may make under any other Transaction Document.
19.16	Tax compliance
(a)
No Obligor is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax (except for income and property taxes and assessments which are being contested in good faith and with due diligence and where the relevant Obligor or the Group as a whole has adequate cash reserves in excess of such contested sums).

(b)
No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor with respect to Taxes such that a liability of, or claim against, any Obligor is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which might have a Material Adverse Effect.

(c)	The Borrower is resident for Tax purposes only in the jurisdiction notified to the Agent from time to time.
19.17	No Default
(a)
No Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or any other Group Member or to which any Obligor's (or any other Group Member's) assets are subject which might have a Material Adverse Effect.

19.18	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of any Obligor's knowledge and belief (having made due and careful enquiry)) been started or threatened against any Obligor or any other Group Member.

19.19	No breach of laws
(a)
Except as disclosed by an Obligor in writing to, and acknowledged in writing by, the Agent, no Obligor or other Group Member has breached any law or regulation which breach might have a Material Adverse Effect.

(b)
No labour dispute is current or, to the best of any Obligor's knowledge and belief (having made due and careful enquiry), threatened against any Obligor or other Group Member which might have a Material Adverse Effect.

19.20	Environmental matters
(a)	No Environmental Law applicable to any Fleet Vessel and/or any Obligor or other Group Member has been violated in a manner or to an extent which might have, a Material Adverse Effect.
(b)
All consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force, if and to the extent that failure to obtain such consents, licenses and approvals or keep them in force has or is reasonably likely to have a Material Adverse Effect.

(c)
No Environmental Claim has been made or, to the best of any Obligor's knowledge and belief (having made due and careful enquiry), is threatened or pending against any Group Member or any Fleet Vessel where that claim might have a Material Adverse Effect and there has been no Environmental Incident which has given, or might give, rise to such a claim.

19.21	Anti-corruption law
To the best knowledge of each Obligor, it, and each of its Subsidiaries, has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
19.22	Security and Financial Indebtedness
(a)	No Security Interest exists over all or any of the present or future assets of any Obligor in breach of this Agreement.
(b)	No Obligor has any Financial Indebtedness outstanding in breach of this Agreement.
19.23	Shares
(a)	The shares of the Borrower are fully paid and not subject to any option to purchase or similar rights.
(b)	The Constitutional Documents of the Borrower do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents.
(c)
There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Borrower (including any option or right of pre-emption or conversion).

19.24	Ownership of Obligors
Each Obligor (other than the Parent) is a direct or indirect wholly owned Subsidiary of the Parent.

19.25	Accounting Reference Date
The Financial Year-end of each Obligor and each of its Subsidiaries is the Accounting Reference Date.
19.26	No adverse consequences
(a)	It is not necessary under the laws of the Relevant Jurisdictions of any Obligor:
(i)	in order to enable any Finance Party to enforce its rights under any Finance Document to which it is, or is to be, a party; or
(ii)	by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.
(b)
No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction of any Obligor by reason only of the execution, performance and/or enforcement of any Finance Document.

19.27	Copies of documents
The copies of those Bareboat Charters, Sub-Bareboat Charters and Transaction Documents which are not Finance Documents and the Constitutional Documents of the Obligors delivered to the Agent under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to those Transaction Documents which would materially affect the transactions or arrangements contemplated by them or modify or release the obligations of any party under them.
19.28	No breach, etc of any Building Contract Document
(a)
No Obligor nor (so far as the Obligors are aware) any other person is in breach of any Building Contract Document to which it is a party nor has anything occurred which entitles or may entitle any party to rescind or terminate it or decline to perform their obligations under it or which would render it illegal, invalid or unenforceable.

(b)	None of the events set out in paragraphs (a)(i) and (a)(ii) of clause 7.8 has occurred.
19.29	No immunity
No Obligor or any of its assets is immune to any legal action or proceeding.
19.30	Ship status
Each Ship will on the first day of the relevant Mortgage Period be:
(a)	registered provisionally in the name of the Borrower through the relevant Registry as a ship under the laws and flag of the relevant Flag State;
(b)	operationally seaworthy and in every way fit for service;
(c)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society which are not overdue; and

(d)	insured in the manner required by the Finance Documents.
19.31	Ship's employment
Each Mortgaged Ship:
(a)	has been delivered, and accepted for service, under the Bareboat Charter and, subsequently, under the Sub-Bareboat Charter as specified in Schedule 2 (Ship Information); and
(b)	is free of any other charter commitment which, if entered into after that date, would require approval under the Finance Documents.
19.32	Address commission
To the best knowledge of the Obligor (having made due inquiry), there are no rebates, commissions or other payments in connection with any Building Contract other than those referred to in it.
19.33	Times when representations are made
(a)	All of the representations and warranties set out in this clause 19 (other than Ship Representations) are deemed to be made on the dates of:
(i)	this Agreement;
(ii)	the first Utilisation Request; and
(iii)	the first Utilisation.
(b)	The Repeating Representations are deemed to be made on the dates of each subsequent Utilisation Request and each subsequent Utilisation Date and the first day of each Interest Period.
(c)	All of the Ship Representations are deemed to be made on the first day of the Mortgage Period for the relevant Ship.
(d)
The representation and warranty in clause 19.8 (No Misleading Information), when made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date at which the Information (as defined in 19.8 (No Misleading Information)) was provided. Each other representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made.

20	Information undertakings
20.1	The Borrower undertakes that this clause 20 will be complied with throughout the Facility Period.
20.2	In this clause 20:
Annual Financial Statements means the financial statements for a Financial Year of the Group delivered pursuant to paragraph (a) of clause 20.3 (Financial statements).
Quarterly Financial Statements means the financial statements for a financial quarter of the Group delivered pursuant to paragraph (b) of clause 20.3 (Financial statements).

20.3	Financial statements
(a)	The Borrower shall supply to the Agent as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each Financial Year:
(i)	the audited consolidated financial statements of the Group for that Financial Year; and
(ii)	the audited financial statements (consolidated if appropriate) of the Parent and the Borrower for that Financial Year.
(b)
The Borrower shall supply to the Agent as soon as the same become available, but in any event within forty five (45) days after the end of each financial quarter of each of its Financial Years the unaudited consolidated financial statements of the Group for that financial quarter.

20.4	Provision and contents of Compliance Certificate
(a)
The Borrower shall supply a Compliance Certificate to the Agent, with each set of Annual Financial Statements and the Quarterly Financial Statements for the quarter ending 30 June in each calendar year for the Group.

(b)	Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 21 (Financial covenants).
(c)	Each Compliance Certificate shall be signed by the chief executive officer or chief financial officer of the Parent or, in his or her absence, by two directors of the Parent.
20.5	Requirements as to financial statements
(a)
The Borrower shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a profit and loss account, a balance sheet and a cashflow statement and that, in addition:

(i)	each set of Annual Financial Statements shall be audited by the Auditors; and
(ii)	each set of Quarterly Financial Statements for any financial quarter ending on 30 June or 31 December in any calendar year shall include a varience report for the previous financial quarter.
(b)	Each set of financial statements delivered pursuant to clause 20.3 (Financial statements) shall:
(i)	be prepared in accordance with GAAP; and
(ii)
be certified by a director of the relevant company as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up.

(c)
The Borrower shall procure that each set of financial statements delivered pursuant to clause 20.3 (Financial statements) shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in GAAP or the accounting practices and the Auditors deliver to the Agent:

(i)
a description of any change necessary for those financial statements to reflect the GAAP or accounting practices and reference periods upon which corresponding Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 21 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(d)
Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(e)
Notwithstanding any other term of this Agreement, no Event of Default shall occur, or be deemed to occur, as a result of any restriction on the identity of the Parent's or the Borrower's Auditors contained in this Agreement being prohibited, unlawful, ineffective, invalid or unenforceable pursuant to the Audit Laws.

20.6	Presentations
Once in every Financial Year, or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing or may have occurred or may occur, the Borrower shall procure that at least two directors of the Parent (one of whom shall be the chief financial officer) give a presentation to the Finance Parties about the on-going business and financial performance of the Group and any other matter which a Finance Party may reasonably request.
20.7	Year-end
The Borrower shall procure that each Financial Year-end of each Obligor and each Group Member falls on the Accounting Reference Date.
20.8	Information: miscellaneous
The Borrower shall supply to the Agent:
(a)
at the same time as they are dispatched, copies of all documents dispatched by the Parent to its shareholders generally (or any class of them) or dispatched by the Parent or any Obligors to its creditors generally (or any class of them);

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current or, to its knowledge, threatened or pending against any Group Member, and which, if adversely determined, might have a Material Adverse Effect;

(c)	promptly, such information as the Agent or the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents;

(d)
promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any Group Member as any Finance Party through the Agent may reasonably request; and

(e)	promptly, upon the request of the Agent, a statement of the Earnings Account for a certain period as required by the Agent setting out the cash-in and cash-out record for such period.
20.9	Notification of Default
(a)
The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers of the Parent on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.10	Sufficient copies
The Borrower, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders.
20.11	Use of websites
(a)
The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the Designated Website) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;
(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and
(iii)	the information is in a format previously agreed between the Borrower and the Agent.
(b)
If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(c)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.
(d)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;
(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;
(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
(e)
If the Borrower notifies the Agent under paragraphs (d)(i) to (v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(f)
Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Borrower shall comply with any such request within ten (10) Business Days.

20.12	"Know your customer" checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or
(iii)	a proposed assignment by a Lender of any of its rights under this Agreement to a party that is not already a Lender prior to such assignment, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)
Each Finance Party shall, promptly upon the request of the Agent or the Security Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself) in order for it to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21	Financial covenants
21.1	Undertaking to comply
Each Obligor undertakes that this clause 21 will be complied with from the date of this Agreement until the end of the Facility Period and tested on a semi-annual basis.
21.2	Financial definitions
In this clause 21:
Acceptable Bank means:
(a)
a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of Baa2 or higher by Standard & Poor's Rating Services or BBB or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent.
Borrowings means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of the Group for or in respect of:
(a)	moneys borrowed and debit balances at banks or other financial institutions;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of finance leases in accordance with GAAP as applied on the date of this Agreement;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non recourse basis);
(f)
any counter indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a Group Member, which liability would fall within one of the other paragraphs of this definition;

(g)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services (other than legal or accounting services) and payment is due more than ninety (90) days after the date of supply;

(h)
any amounts raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Final Repayment Date or which would under relevant applicable accounting principles be classified as borrowings under GAAP;

(i)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(j)	(without double counting) the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (i) above.
Cash means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of any Group Member and to which such Group Member is alone beneficially entitled for so long as:
(a)	that cash is repayable on demand;
(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Group Member or of any other person whatsoever or on the satisfaction of any other condition;
(c)
there is no Security Interest over that cash except for (i) Permitted Security Interests granted pursuant to the Finance Documents, (ii) any netting or set-off arrangements entered into by such member of the Group in the ordinary course of its banking arrangements for the purposes of netting debt and credit balances, (iii) Security Interests which have not yet become enforceable in accordance with their terms or (iv) Security Interests constituted by a netting or set-off arrangement entered into by Group Members in the ordinary course of their banking arrangements; and

(d)
subject to paragraph (c), the cash is freely and immediately available to be applied in repayment or prepayment of the Facility or any other amounts and has not been specifically pledged and blocked including for example as cash collateral to cure a collateral maintenance test or support a derivate transaction, and, for the avoidance of doubt, any cash at bank which does not fall within the above definition shall not represent "Cash" for the purposes of this Agreement except with the approval of the Agent.
Cash Equivalents means at any time:
(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;
(b)
any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or any other country having a credit rating of Baa2 or higher by Standard & Poor's Rating Services or BBB or higher by Moody's Investors Service Limited or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:
(i)	for which a recognised trading market exists;
(ii)
issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or any other country having a credit rating of Baa2 or higher by Standard & Poor's Rating Services or BBB or higher by Moody's Investors Service Limited;

(iii)	which matures within one year after the relevant date of calculation; and
(iv)	which has a credit rating of either Baa2 or higher by S&P or BBB or higher by Moody's, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;
(d)
any investment in money market funds which (i) has a credit rating of either Baa2 or higher by S&P or BBB or higher by Moody's, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above and (iii) can be turned into cash on not more than five (5) days' notice; or

(e)	any other debt security approved by the Agent (on behalf of the Majority Lenders), in each case, to which any Group Member is alone (or together with other Group Members) beneficially entitled at that time and which is not issued or guaranteed by any Group Member or subject to any Security Interest (other than Permitted Security Interests arising under the Finance Documents).
Equity means, on any date, the value of the aggregate capital and reserves of the Group (on a consolidated basis) determined in accordance with GAAP and adjusted to reflect the fair market value of the Fleet Vessels (including the fair market value of each Ship as determined in accordance with clause 27 (Minimum security value)).
Equity Ratio means the ratio of the Group's Equity to Total Assets.
Minimum Liquidity means, as at any date, the sum of:
(a)	the Group's Cash and Cash Equivalents; and
(b)
for so long as the Availability Period (as defined in the RCF Facility Agreement) ends at least six months after that date, the aggregate amount of undrawn commitments under the RCF Facility which are available for utilisation pursuant to the RCF Facility Agreement at that date, as certified to the Agent by a senior officer of the Parent signing on behalf of the Parent.
RCF Facility means the "Facility" under and as defined in the RCF Facility Agreement.
RCF Facility Agreement means the working capital facility agreement dated 13 July 2015 comprising a $75,000,000 revolving credit facility made between, inter alios, the Borrower as borrower and Danske Bank A/S as agent (as well as any facility refinancing the RCF Facility Agreement).
Total Assets means, on any date, the value of the total assets of the Group (on a consolidated basis) determined in accordance with GAAP and adjusted to reflect the fair market value of the Fleet Vessels (including the fair market value of each Shipl as determined in accordance with clause 27 (Minimum security value)).
21.3	Total Debt means on any date, the aggregate amount of all obligations of all Group Members for or in respect of Borrowings at that time but excluding any such obligations to any other Group Member.
21.4	Financial condition
The Parent shall ensure that at all times following the date of this Agreement:

(a)
Minimum Liquidity: Minimum Liquidity shall be equal to or greater than the higher of (i) seventy five million dollars ($75,000,000) and (ii) five per cent. (5%) of the Group's Total Debt, provided that at all times, at least twenty million dollars ($20,000,000) of Minimum Liquidity shall consist of the Group's Cash and Cash Equivalents.

(b)	Equity Ratio: The Equity Ratio shall not be less than twenty-five per cent. (25%).
21.5	Financial testing
The financial covenants set out in clause 21.3 (Financial condition) shall be calculated in accordance with GAAP (save for terms which are specifically defined within this clause 21 (Financial Covenants)) and tested by reference to each of the Parent's financial statements for each financial quarter ending 30 June and each financial year ending 31 December, in each case, delivered pursuant to clause 20.3 (Financial statements) and/or each Compliance Certificate delivered in connection therewith pursuant to clause 20.4 (Provision and contents of Compliance Certificate).
22	General undertakings
22.1	Undertaking to comply
Each Obligor undertakes that this clause 22 will be complied with throughout the Facility Period.
22.2	Use of proceeds
The proceeds of Utilisations shall be used exclusively for the purposes specified in clause 3 (Purpose).
22.3	Authorisations
Each Obligor shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of a Relevant Jurisdiction to:
(i)	enable it to perform its obligations under the Transaction Documents;
(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and
(iii)	carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.
22.4	Compliance with laws
Each Obligor shall (and the Parent shall ensure that each other Group Member will), comply in all material respects with all laws and regulations (including Environmental Laws) which are applicable to its business and applicable to the Mortgaged Ships, their ownership, employment, operation, management and registration.
22.5	Anti-corruption law
(a)	No Obligor shall (and the Parent shall ensure that no other Group Member will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery

Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.
(b)	Each Obligor shall (and shall ensure that each other Group Member will):
(i)	conduct its businesses in compliance with applicable anti-corruption laws; and
(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.
22.6	Tax compliance
(a)
Each Obligor shall (and the Parent shall ensure that each other Group Member will) pay and discharge in all material respects all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;
(ii)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 20.3 (Financial statements); and

(iii)	such payment can be lawfully withheld.
(b)
Except as approved by the Majority Lenders, each Obligor shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction.

22.7	Change of business
Except as approved by the Majority Lenders, no substantial change will be made to the general nature of the business of the Parent, the Obligors or the Group taken as a whole from that carried on at the date of this Agreement except for the disposal of any Fleet Vessel, subject to compliance with clause 7.8 (Sale or Total Loss).
22.8	Merger
Except as approved by the Majority Lenders, no Obligor shall (and the Parent shall ensure that no other Group Member will) enter into any amalgamation, demerger, merger, consolidation, redomiciliation, legal migration or corporate reconstruction (other than (i) the solvent liquidation of any Group Member which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other Group Members and (ii) as approved by the Majority Lenders) or conversion or merger into or incorporation as a European public limited liability company (Societas Europaea).
22.9	Further assurance
(a)
Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent or the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)
to perfect the Security Interests created or intended to be created by that Obligor under, or evidenced by, the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent and/or any other Finance Parties provided by or pursuant to the Finance Documents or by law;
(ii)
to confer on the Security Agent and/or any other Finance Parties Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or
(iv)	to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with clause 31.1 (Assignments by the Lenders).
(b)
Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Agent and/or any other Finance Parties by or pursuant to the Finance Documents.

22.10	Negative pledge in respect of Charged Property
Except as approved by the Majority Lenders and save for Permitted Security Interests, no Obligor will grant or allow to exist any Security Interest over any Charged Property to the extent prohibited by clause 29.2 (General negative pledge).
22.11	Environmental matters
(a)
The Agent will be notified as soon as reasonably practicable of any Environmental Claim being made against any Group Member or any Fleet Vessel which, if successful to any extent, might have a Material Adverse Effect and of any Environmental Incident which may give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

(b)	Environmental Laws (and any consents, licences or approvals obtained under them) applicable to Fleet Vessels will not be violated in a way which might have a Material Adverse Effect.
22.12	Sanctions
(a)	Each Obligor shall ensure that none of them, nor any of their respective directors, officers or employees is or will become a Restricted Party.
(b)
Each Obligor shall, and shall procure that each other Group Member and each Relevant Affiliate of any of them shall, not use any revenue or benefit derived from any activity or dealing with a Restricted Party in discharging any obligation due or owing to the Finance Parties, to the extent such discharge with such revenue or benefit would be prohibited by Sanctions Laws or would otherwise cause any Finance Party to be in breach of Sanctions Laws.

(c)
Each Obligor shall procure that no proceeds from any activity or dealing with a Restricted Party are credited to any bank account held with any Finance Party in its name or in the name of any other Group Member or any Relevant Affiliate of any of them, to the extent such provision of proceeds would be prohibited by Sanctions Laws or would otherwise cause any Finance Party to be in breach of Sanctions Laws.

(d)
Each Obligor shall, and shall procure that each other Group Member shall, to the extent permitted by law promptly upon becoming aware of them supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions Laws by any Sanctions Authority.

(e)	No Obligor shall permit or authorise and each Obligor shall prevent any Ship being used directly or indirectly:
(i)	by or for the benefit of any Restricted Party in violation of Sanctions Laws or in any manner which would otherwise cause any Finance Party to be in breach of Sanctions Laws; and/or
(ii)
in any trade which is reasonably likely to expose the Ship, any Finance Party, any manager, crew or insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions Laws.

23	Construction period
23.1	Ship's registration and mortgage
The Borrower will, immediately upon its Delivery, duly execute (and deliver to the Agent) the Mortgage of that Ship and register the Ship and the Mortgage with the relevant Registry under the laws and flag of its Flag State.
23.2	Variations
(a)	Except with approval, the specification of the Ship will not be changed in a substantial way.
(b)
For this purpose, ordering any extras, additions or alterations will be a substantial change and a material variation if their cost (or if the aggregate cost of the proposed work together with the cost of any additional work already ordered or change of specification already agreed) will alter the Contract Price by a cumulative amount greater than five per cent (5%) of the original Contract Price.  The Borrower shall agree in writing with the Builder the terms and specification of any such work before the work is put in hand irrespective of whether approval of that work is required under the Finance Documents.

23.3	Releases and waivers
Except with approval, there shall be:
(a)	no release of the Builder from any of its obligations under the Building Contract;
(b)	no waiver of any breach of such obligations; and
(c)	no consent to anything which would otherwise be such a breach, in each case where such release, waiver or consent relates to a structural change of the relevant Ship or a material, adverse change of the warranties in respect of the condition of the Ship.
24	Dealings with Ship
24.1	Undertaking to comply
Each Obligor who is a Party undertakes that this clause 24 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship's Mortgage Period.

24.2	Ship's name and registration
(a)	The Mortgaged Ship's name shall only be changed after prior notice to the Agent.
(b)
The Ship shall be permanently registered with the relevant Registry within ninety (90) days of the date of the Mortgage of the Ship and registered with the relevant Registry under the laws of its Flag State.  Subject to clause 24.2(d) below, the Mortgaged Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State) except with approval.  If that registration is for a limited period, it shall be renewed at least forty five (45) days before the date it is due to expire and the Agent shall be notified of that renewal at least thirty (30) days before that date.

(c)
Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Mortgaged Ship being required to be registered under the laws of another state of registry.

(d)	The Borrower may change the Flag State of any Mortgaged Ship to any other Flag State subject to:
(i)	the Agent providing its prior written consent to such change of Flag State (such consent not to be unreasonably withheld or delayed);
(ii)
the Borrower providing the Finance Parties with a replacement Mortgage at the time of such transfer and any other replacement Security Documents and other documentation as the Agent or the Security Agent may reasonably request (including, without limitation, legal opinions, certificates of ownership and encumbrance (or the equivalent evidence of registration in the name of the Borrower), in each case in form and substance satisfactory to the Agent), so that the Finance Parties have the equivalent Security Interest over such Mortgaged Ship as they had prior to such change of Flag State; and

(iii)	any amendments to the Finance Documents which may be required in the reasonable opinion of the Agent as a result of such change of Flag State.
24.3	Sale or other disposal of Ship
The Borrower will not sell or agree to transfer, abandon or otherwise dispose of any Mortgaged Ship or any share or interest in it to any other person, unless:
(a)	the Borrower has made or will make no later than at the Disposal Repayment Date, a prepayment in accordance with clause 7.8 (Sale or Total Loss); or
(b)	the prior written approval of the Majority Lenders has been obtained.
24.4	Manager
(a)	Subject to paragraphs (b) and (c) below, each Mortgaged Ship shall be managed commercially and technically by TORM A/S and each other Fleet Vessel shall be managed commercially by TORM A/S.
(b)
Any Mortgaged Ship may be managed by another reputable company experienced in technical and commercial ship management subject to such manager having delivered a duly executed manager's undertaking in a form consistent with market practice in ship finance transactions in favour of the Security Agent in a form and substance acceptable to the Security Agent.

(c)	Any other Fleet Vessel may be managed commercially by any other company with the prior consent of the Security Agent (acting reasonably).

24.5	Copy of Mortgage on board
To the extent required by the applicable law of the Flag State, the Borrower agrees to:
(a)
keep on board the relevant Mortgaged Ship with its papers a properly certified copy of the relevant Mortgage shown to anyone having business with the Mortgaged Ship which business might create or imply any commitment or Security Interest over or in respect of the Mortgaged Ship (other than a lien for crew's wages and salvage) and to any representative of the Agent or the Security Agent; and

(b)
prominently display a framed printed notice of the Mortgaged Ship's Mortgage in the navigation room and in the master's cabin of the Mortgaged Ship in a form acceptable to the applicable Flag State.  The notice must be in a form satisfactory to the Security Agent.

24.6	Conveyance on default
Where the Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the Borrower shall, upon the Agent's request, immediately execute such form of transfer of title to the Ship as the Agent may require.
24.7	Chartering
(a)
The Borrower shall not enter into any Charter for a Mortgaged Ship (except for the Bareboat Charter or Sub-Bareboat Charter) which is a bareboat or demise charter or passes possession and operational control of such Mortgaged Ship to another person.

(b)
All Charters, Bareboat Charters and Sub-Bareboat Charters of the Mortgaged Ships shall be on terms as to payment or amount of hire which are not materially less beneficial to the Borrower than the terms which at that time could reasonably be expected to be obtained on the open market for vessels of the same age and type as such Mortgaged Ship under charter commitments of a similar type and period and neither the Bareboat Charter or Sub-Bareboat Charter shall be varied except with approval save for adjustments of an administrative nature and annual hire adjustments.

(c)
The Borrower shall promptly notify the Agent of any Charter made for a period which is longer than eighteen (18) months (including any optional or automatic extension periods) and shall deliver to the Agent, upon the Agent's reasonable request, a summary of all Charters to which the Mortgaged Ships are subject, including the identity of the charterers.

(d)
The Borrower shall give notice of the assignments contained in the Deed of Covenant for each Mortgaged Ship to the charterer under any Charter for such Mortgaged Ship longer than eighteen (18) months (including any optional or automatic extension periods) immediately upon entry into the Deed of Covenant (or, if later, the date of entry into such Charter) and shall ensure that the Agent receives a copy of that notice.

(e)
Except with approval or as provided at paragraph (f) below, the Borrower shall not terminate or rescind a Bareboat Charter or withdraw the Mortgaged Ship from service under a Bareboat Charter or take any similar action. Except with approval or as provided at paragraph (f) below, the Bareboat Charterer shall not terminate or rescind a Bareboat Charter for a Mortgaged Ship for any reason whatsoever.

(f)
The Bareboat Charterer may terminate the Bareboat Charter and withdraw the relevant Mortgaged Ship from service under the Bareboat Charter and the Security Agent shall, at the request and cost of the Borrower, as soon as reasonably practicable release all Transaction Security granted to it by the Borrower and/or the Bareboat Charterer in respect of the Bareboat Charter in each case provided that:

(i)
the Borrower or the Bareboat Charterer has given the Agent and the Security Agent not less than fifteen (15) Business Days' (or such shorter period as the Lenders may agree) prior written notice of the proposed termination;

(ii)
the Borrower grants such Transaction Security as the Security Agent, in its reasonable opinion, requires and the Borrower carries out any action to protect, perfect or give priority to the Transaction Security in each case as the Security Agent, in its reasonable opinion, requires;

(iii)
this Agreement and any other relevant Finance Documents has been unconditionally amended in such manner as the Agent, in its reasonable opinion, requires in consequence of that additional security being provided; and

(iv)
the Agent, or its duly authorised representative, has received such documents and evidence it may, in its reasonable opinion, require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 (Conditions Precedent) in relation to that amendment and additional security and its execution and (if applicable) registration.

(g)
Except with approval or in accordance with paragraph (f) above, there shall be no release by the Borrower or the Bareboat Charterer of any obligation of any other person under the Bareboat Charter or the Sub-Bareboat Charter for a Mortgaged Ship (including by way of novation or assignment), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach.

(h)
Except with approval, neither the Borrower nor the Bareboat Charterer shall assign or otherwise dispose of its rights under a Bareboat Charter or, as the case may be, a Sub-Bareboat Charter for a Mortgaged Ship.

(i)
Neither the Bareboat Charterer nor the Sub-Bareboat Charterer shall do anything which would or might prevent the Borrower complying with this clause 24 (Dealings with Ship) or clauses 25 (Condition and Operation of Ship) or 26 (Insurance), or fail to do anything required by the Bareboat Charter or Sub-Bareboat Charter where failure to do so would or might have such an effect.

(j)
Except as approved by the Majority Lenders, neither the Bareboat Charterer nor the Sub-Bareboat Charterer shall grant or allow to exist any Security Interest over any asset of the Bareboat Charterer or the Sub-Bareboat Charterer over which a Security Interest is granted or expressed to be granted by its Deed of Covenant.

(k)
Each of the Borrower and the Bareboat Charterer shall perform their obligations under the Bareboat Charter and the Sub-Bareboat Charter to which they are party and use their best endeavours to ensure that each other party to them performs their obligations under the Bareboat Charter and the Sub-Bareboat Charter to which they are party.

(l)	The Sub-Bareboat Charterer shall perform its obligations under a Sub-Bareboat Charter for a Mortgaged Ship.
24.8	Lay up
Except with approval, the Ship shall not be laid up or deactivated.
24.9	Payment of Earnings
(a)	The the Borrower's Earnings from the Ship shall be paid in the way required by the Ship's Deed of Covenant.

(b)	If any Earnings are held by brokers or other agents, they shall be paid to the Security Agent, if it requires this after the Earnings have become payable to it under the Ship's Deed of Covenant.
25	Condition and operation of Ship
25.1	Undertaking to comply
Each Obligor who is a Party undertakes that this clause 25 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship's Mortgage Period.
25.2	Defined terms
In this clause 25 and in Schedule 3  (Conditions precedent):
applicable code means any code or prescribed procedures required to be observed by the Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).
applicable law means all laws and regulations applicable to vessels registered in the Ship's Flag State or which for any other reason apply to the Ship or to its condition or operation at any relevant time.
applicable operating certificate means any certificates, vessel response plans, or other document relating to the Ship or its condition or operation required to be in force under any applicable law or any applicable code.
25.3	Repair
The Ship shall be kept in a good, safe and efficient state of repair.  The quality of workmanship and materials used to repair the Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship's value is not reduced.
25.4	Modification
Except with approval, the structure, type or performance characteristics of the Ship shall not be modified in a way which could or might materially alter the Ship or materially reduce its value.
25.5	Removal of parts
Except with approval, no material part of the Ship or any equipment shall be removed from the Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the Borrower free of any Security Interest except under the Security Documents).
25.6	Third party owned equipment
Except with approval, equipment owned by a third party shall not be installed on the Ship if it cannot be removed without risk of causing damage to the structure or fabric of the Ship or incurring significant expense.
25.7	Maintenance of class; compliance with laws and codes
(a)
The Ship's class shall be the relevant Classification.  Each Ship shall be classed with a Classification Society selected by the Borrower (hereinafter, the "Lead Classification Society") and, subject to the below, the China Classification Society. The Lead Classification Society may contract or sub-contract with the China Classification Society regarding classification society work, provided that any such work shall be led by and remain the ultimate responsibility of the Lead Classification Society. The Borrower shall only be required to maintain the China Classification Society to the extent that the China Classification Society does not impose recommendations and requirements which are more onerous than the Lead Classification Society.
(b)
The Ship and every person who owns, operates or manages the Ship shall comply with all applicable laws and the requirements of all applicable codes.  There shall be kept in force and on board the Ship or in such person's custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Ship or to be in such person's custody.

25.8	Surveys
The Ship shall be submitted to continuous surveys and any other surveys from approved surveyors or inspectors which are required for it to maintain the Classification as its class.  Copies of reports of those surveys shall be provided promptly to the Agent if it so requests. If any recommendations are made in such a report, they shall be complied with in the way and by the time required in the report.
25.9	Inspection and notice of dry-docking
The Agent and/or surveyors or other persons appointed by it for such purpose shall be allowed once a year to board the Ship at all reasonable times (without materially interfering with that Ship's trading or operations) to inspect it and given all proper facilities needed for that purpose, subject to customary indemnity undertakings.
25.10	Prevention of arrest
All debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances shall be promptly paid and discharged unless to the extent such payment is being contested in good faith.
25.11	Release from arrest
The Ship, its Earnings and Insurances shall be released from any arrest, detention, attachment or levy within a perod of thirty (30) days (or such longer period as may be approved) of the Obligors beoming aware of such event, save where the Obligors have provided additional security to the Agent in such form and for such amounts as the Agent may approve.
25.12	Information about Ship
The Agent shall promptly be given any information which it may reasonably require about the Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments entered into by or on behalf of any Obligor and copies of any applicable operating certificates.
25.13	Notification of certain events
The Agent shall promptly be notified of:
(a)	any damage to the Ship where the cost of the resulting repairs may exceed the Major Casualty Amount for such Ship;
(b)	any occurrence which may result in the Ship becoming a Total Loss;

(c)	any requisition of the Ship for hire;
(d)
any Environmental Incident involving the Ship and an Environmental Claim being made in relation to such an incident in excess of two million dollars ($2,000,000) (or the equivalent in any other currency);

(e)	any withdrawal or threat to withdraw any applicable operating certificate required under any applicable code in respect of a Ship;
(f)	the issue of any operating certificate required under any applicable code in respect of a Ship;
(g)	the receipt of notification that any application for such a certificate has been refused;
(h)
any requirement or recommendation made in relation to the Ship by any insurer or the Ship's Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and

(i)	any arrest or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or its Earnings or Insurances.
25.14	Proper records
Proper accounting records shall be kept of the Ship and its Earnings.
25.15	Evidence of payments
The Agent shall be allowed proper and reasonable access to those accounting records when it requests it and, when it requires it, shall be given satisfactory evidence that:
(a)	the wages and allotments and the insurance and pension contributions of the Ship's crew are being promptly and regularly paid;
(b)	all deductions from its crew's wages in respect of any applicable Tax liability are being properly accounted for; and
(c)	the Ship's master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.
25.16	Repairers' liens
Except with approval, the Mortgaged Ship shall not be put into any other person's possession for work to be done on the Mortgaged Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount for such Ship unless the amount for such works in excess of the Major Casualty Amount is either covered by (i) a written undertaking not to exercise any lien on the Mortgaged Ship or its Earnings for the cost of such work exceeding such threshold, delivered by such person to the Security Agent on approved terms or (ii) the Insurances or (iii) adequate reserves which have been made available (as evidenced in form and substance reasonably acceptable to the Agent).
25.17	Lawful use
The Ship shall not be employed:
(a)	in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;

(b)	in carrying illicit or prohibited goods;
(c)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or
(d)	if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Ship and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time.
25.18	War zones
The Ship shall not enter or remain in any zone which has been declared a war zone by any government entity or the Ship's war risk insurers unless the Insurances permit the Ship to enter into or remain in such war zone. Any requirements of the Ship's insurers necessary to ensure that the Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) shall be complied with and if the Borrower is required to take out additional insurances in order to so comply with the Ship's insurer's requirements in order to enter such war zone, the Borrower shall ensure that such additional insurances are obtained.
26	Insurance
26.1	Undertaking to comply
Each Obligor who is a Party undertakes that this clause 26 shall be complied with in relation to each Mortgaged Ship and its Insurances throughout the relevant Ship's Mortgage Period.
26.2	Insurance terms
In this clause 26:
Approved Insurers means any first class insurer for prudent ship operations with a minimum rating of A- with AM Best and/or BBB+ with Standard & Poor's, or any other international, reputable maritime insurance company, underwriter approved in writing by the Agent (acting reasonably) and, in respect of any P&I risk, any club that is a member of the International Group of P&I Clubs or any other P&I Club or association approved in writing by the Agent (acting reasonably).
Approved Insurance Brokers means each of Arthur Gallagher, Henschien, Bergvall, BMS, George Duncker, Marsh, Willis or such other reputable international insurance broker approved in writing by the Agent (acting reasonably).
excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.
excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.
hull cover means insurance cover against the risks identified in paragraph (a) and (b) of clause 26.4 (Coverage required).

P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).
26.3	Required Insurance
The Borrower shall, at its own cost, obtain and maintain at all times insurances in respect of each Mortgaged Ships against:
(a)	fire and usual marine risks (including hull and machinery, excess risks, hull interest and freight interest);
(b)	war and usual dispossession risks (including war protection and indemnity risks and terrorism risks);
(c)	protection and indemnity risks (including pollution liability risks) on usual entry terms for the full tonnage of each Mortgaged Ships; and
(d)
at the request of the Agent, such other risks and matters which the Agent reasonably considers necessary for a prudent shipowner or operator of a vessel similar to the relevant Mortgaged Ship to insure against at the time of that notice, in each case, on terms which comply with the other provisions of this clause 26.
26.4	Coverage required
(a)
The insured value of each Mortgaged Ship shall at all times during the Facility Period represent at least such Mortgaged Ship's market value as assessed in accordance with clause 27 (Minimum security value) and the aggregate insured value of all the Mortgaged Ships in respect of such Insurances shall at all times during the Facility Period be no less than one hundred and ten per cent. (110%) of the aggregate amount of the Loans then outstanding.

(b)
The amount of the hull and machinery marine risks coverage for each Mortgaged Ship shall at all times during the Facility Period represent at least eighty per cent. (80%) of the Mortgaged Ship's market value as assessed in accordance with clause 27 (Minimum security value).

(c)	The amount insured in respect of P&I risks shall be in the highest amount then available in the insurance market for vessels of similar age, size and type as the Ship.
26.5	Placing of cover
The insurance coverage required by clause 26.3 (Coverage required) shall be:
(a)
in the name of the Borrower or the Bareboat Charter or the Sub-Bareboat Charterer and (in the case of the Mortgaged Ship's hull cover for claims in respect of physical loss or damage to a Mortgaged Ship) no other person, other than:

(i)	the Security Agent to the extent required by the Security Agent under clause 26.5(d) below; and

(ii)	any manager or other third party subject to such person, upon request from the Security Agent, assigning all rights to the Security Agent in a manner acceptable to the Security Agent, and, if so required by the Agent from time to time, has duly executed and delivered a first priority assignment of its interest in the Mortgaged Ship's Insurances to the Security Agent in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires);
(b)
if the Agent so requests, in the joint names of the the Borrower and/or the Bareboat Charterer and/or the Sub-Bareboat Charterer and the Security Agent (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Security Agent for premiums or calls);

(c)	in dollars or another approved currency;
(d)
arranged through and entered into with Approved Insurance Brokers or direct with Approved Insurers or protection and indemnity or war risks associations and/or clubs that are members of the "International Group of P&I Clubs"; and

(e)	on market standard terms and conditions.
26.6	Deductibles
The aggregate amount of any excess or deductible under the Ship's hull cover shall not exceed $300,000 unless approved.
26.7	Mortgagee's insurance
The Agent authorises the Borrower to arrange and make payment of an amount for the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of the Ship and the other Mortgaged Ships on approved terms, or in considering or making claims under a mortgagee's interest insurance (MII) and a mortgagee's additional perils pollution insurance (MAPP) (all P&I risks) cover for the benefit of the Finance Parties in each case for an amount equal to up to one hundred and ten per cent. (110%) of the Loan then outstanding and on such terms as the Agent considers appropriate.
26.8	Fleet liens, set off and cancellations
If the Mortgaged Ship's hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:
(a)	set off against any claims in respect of the Mortgaged Ship any premiums due in respect of any of such other vessels insured (other than other Mortgaged Ships); or
(b)	cancel that cover because of non-payment of premiums in respect of such other vessels, or the Borrower shall ensure that hull cover for the Mortgaged Ship and any other Mortgaged Ships is provided under a separate policy from any other vessels, in each case unless reputable international insurance brokers and reputable maritime insurance companies have developed a general policy of not giving such undertakings.

26.9	Payment of premiums
All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.
26.10	Details of renewal of Insurances
Before any of the Ship's Insurances are due to expire, the Agent shall be notified of the names of the brokers, insurers and associations to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are to be renewed.
26.11	Instructions for renewal
Before any of the Ship's Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.
26.12	Confirmation of renewal
The Mortgaged Ship's Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 26 and confirmation of such renewal given by approved brokers or insurers to the Agent at least three (3) days (or such shorter period as may be approved) before such expiry.
26.13	P&I guarantees
Any guarantee or undertaking to be issued by the Borrower or any Guarantor as required by any protection and indemnity or war risks association in relation to the Ship shall be provided when required by the association.
26.14	Insurance documents
The Agent shall be provided with pro forma copies of all insurance policies and other relevant documentation issued by brokers, insurers and associations in connection with the Ship's Insurances as soon as possible after they are available after they have been placed or renewed and all insurance documents relating to the Ship's Insurances shall be delivered electronically via email to the Agent or some other approved person upon request.
26.15	Letters of undertaking
Unless otherwise approved where the Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.
26.16	Insurance Notices and Loss Payable Clauses
The interest of the Security Agent as assignee of the Insurances shall be endorsed on all insurance policies by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Mortgaged Ship and its Insurances signed by the Borrower and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent if it is itself an assured) in a manner satisfactory to the Security Agent (acting reasonably).

26.17	Insurance correspondence
If reasonably required by the Agent, the Agent shall promptly be provided with copies of all material written communications between the assureds and brokers, insurers and associations relating to any of the Ship's Insurances.
26.18	Independent report
The Agent may at any time request a detailed report from an independent firm of marine insurance brokers giving their opinion on the adequacy of the Mortgaged Ship's Insurances in which case the Borrower shall directly pay for the cost of obtaining such a report. The Borrower shall be liable to pay for no more than one such report per Mortgaged Ship per year (unless (i) such report is obtained in connection with the occurrence of, or shows the occurrence of, an Event of Default, in which case the cost of such report shall be for the Borrower's account or (ii) there shall be material change to the Mortgaged Ship's Insurances).
26.19	Collection of claims
All documents and other information and all assistance required by the Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Mortgaged Ship's Insurances shall be provided promptly.
26.20	Employment of Mortgaged Ship
The Mortgaged Ship shall only be employed or operated in conformity with the terms of the Mortgaged Ship's Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).
26.21	Declarations and returns
If any of the Mortgaged Ship's Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Mortgaged Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.
26.22	Application of recoveries
All sums paid under the Mortgaged Ship's Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.
26.23	Settlement of claims
Any claim under the Mortgaged Ship's Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.
26.24	Change in insurance requirements
If the Agent gives notice to the Borrower to change the terms and requirements of this clause 26 (which the Agent may only do, in such manner as it considers appropriate in its reasonable opinion, as a result in changes of circumstances or market practice after the date of this Agreement), this clause 26 shall be modified in the manner so notified by the Agent on the date fourteen (14) days after such notice from the Agent is received provided always that the Agent shall use reasonable endeavours to give such notices as close as practicable to renewal dates for the Insurances and to consult with the Borrower before giving any such notice.

27	Minimum security value
27.1	Undertaking to comply
Each Obligor who is a Party undertakes that this clause 27 will be complied with throughout any Mortgage Period.
27.2	Valuation of assets
For the purpose of the Finance Documents, the value at any time of any Mortgaged Ship or any other asset over which additional security is provided under this clause 27 will be its value as most recently determined in accordance with this clause 27.
27.3	Valuation frequency
Valuations of each Mortgaged Ship and each such other asset in accordance with this clause 27 shall be provided to the Agent:
(a)
semi annually, along with each Compliance Certificate delivered pursuant to clause 20.4 (Provision and contents of Compliance Certificate), which valuations shall be dated as of 30 June or 31 December (as relevant); and

(b)	as required by the Agent with thirty (30) days' prior notice, if the Agent reasonably suspects the Borrower is not in compliance with clause 21 (Financial covenants) or this clause 27.
27.4	Expenses of valuation
The Borrower shall bear, and reimburse to the Agent where incurred by the Agent, all costs and expenses of providing such a valuation.
27.5	Valuations procedure
The value of any Mortgaged Ship shall be determined in accordance with, and by Approved Valuers appointed in accordance with, this clause 27.  Additional security in the form of Cash (as defined in clause 21) deposited in a blocked account subject to Security Interest in favour of the Security Agent shall be valued at par and all other additional security provided under this clause 27 shall be valued in such a way, on such a basis and by such persons (including the Agent itself) as may be approved by the Majority Lenders or as may be agreed in writing by the Borrower and the Agent (on the instructions of the Majority Lenders).
27.6	Currency of valuation
Valuations shall be provided by valuers in dollars or, if a valuer is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency.  If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into dollars at the Agent's spot rate of exchange for the purchase of dollars with that other currency as at the date to which the valuation relates.
27.7	Basis of valuation
Each valuation will be addressed to the Agent in its capacity as such and made:
(a)	without physical inspection (unless required by the Agent);

(b)	on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm's length on normal commercial terms between a willing buyer and a willing seller; and
(c)	without taking into account the benefit (but taking into account the burden) of any charter commitment.
27.8	Information required for valuation
The Borrower shall promptly provide to the Agent and any such valuer any information which they reasonably require for the purposes of providing such a valuation.
27.9	Approval of valuers
All valuers must be Approved Valuers.  The Agent may from time to time notify the Borrower of approval of one or more independent ship brokers as Approved Valuers for the purposes of this clause 27.  The Agent shall respond promptly to any request by the Borrower for approval of a broker nominated by the Borrower.  The Agent may at any time by notice to the Borrower withdraw any previous approval of a valuer granted in accordance with this clause 27.9 for the purposes of future valuations.  That valuer may not then be appointed to provide valuations unless it is once more approved.
27.10	Appointment of valuers
When a valuation is required for the purposes of this clause 27, the Borrower shall promptly appoint two (2) Approved Valuers to provide such a valuation.  If the Borrower fails to appoint the valuers promptly, the Agent may appoint the Approved Valuers to provide that valuation.
27.11	Number of valuers
Each valuation may be carried out by two (2) Approved Valuers.
27.12	Differences in valuations
If valuations provided by individual Approved Valuers differ, the value of the relevant Ship for the purposes of the Finance Documents will be the mean average of those valuations.
27.13	Security shortfall
(a)
If at any time the Security Value is less than the Minimum Value, the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrower require that such deficiency be remedied.  The Borrower shall then within thirty (30) days of receipt of such notice ensure that the Security Value equals or exceeds the Minimum Value.  For this purpose, the Borrower may at its option:

(i)	provide additional security over other assets approved by the Majority Lenders in accordance with this clause 27; and/or
(ii)
cancel part of the Active Facility under clause 7.3 (Voluntary cancellation) and prepay under clause 7.4 (Voluntary prepayment) (but on five (5) Business Days' notice instead of the period required by such clause) a corresponding amount of the Loan, provided that in such case no minimum requirements shall be applicable, and in the event that such additional security is not provided, or prepayment made, within thirty (30) days of receipt by the Borrower of such notice, the Borrower shall prepay such amount of the Loan as shall be required under clause 7.7  (Mandatory prepayment –

security value), which shall, for the avoidance of doubt, not constitute a breach of this Agreement.
(b)	Any cancellation of part of the Active Facility pursuant to paragraph (a) above shall reduce the Total Commitments by the same amount.
27.14	Creation of additional security
The value of any additional security which the Borrower offers to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:
(a)
that additional security, its value and the method of its valuation have been approved by the Majority Lenders, it being agreed that cash collateral provided in dollars with the Account Bank shall always be acceptable to the Lenders and shall be valued at par provided it remains or becomes secured under the Account Security;

(b)	a Security Interest over that security has been constituted in favour of the Security Agent or (if appropriate) the Finance Parties in an approved form and manner;
(c)	this Agreement has been unconditionally amended in such manner as the Agent in its reasonable opinion requires in consequence of that additional security being provided; and
(d)
the Agent, or its duly authorised representative, has received such documents and evidence it may, in its reasonable opinion, require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to that amendment and additional security and its execution and (if applicable) registration.

27.15	Release of Additional Security
(a)
Provided always that the conditions set out in clause 27.15(b) below are satisfied, the Security Agent shall, at the request and the cost of the Borrower, as soon as reasonably practicable following receipt of the notice referred to in clause 27.15(b)(i) below (but in any case no earlier than the Proposed Additional Security Reduction Date set out in such notice), release any Security Interests over additional security created pursuant to clause 27.14 (Creation of additional security), such date on which the relevant releases occur being an "Additional Security Reduction Date".

(b)	The conditions referred to in clause 27.15(a) above are as follows:
(i)
the Borrower shall have provided the Agent and the Security Agent with at least fifteen (15) Business Days' prior written notice of such request for release of the relevant Security Interests, such notice stating a proposed date of release (the "Proposed Additional Security Reduction Date"); and

(ii)	immediately prior to and following the Additional Security Reduction Date, the Security Value shall be equal to or greater than the Minimum Value.
28	Bank accounts
28.1	Undertaking to comply
The Borrower undertakes that this clause 28 will be complied with throughout the Facility Period.

28.2	Earnings Account
(a)	The Borrower shall be the holder of one or more Accounts with an Account Bank which is designated as an "Earnings Account" for the purposes of the Finance Documents.
(b)
The Earnings received by the Borrower in respect of the Mortgaged Ships and all moneys payable to the Borrower under the Ships' Insurances shall be paid by the persons from whom they are due to an Earnings Account unless required to be paid to the Security Agent under the relevant Finance Documents.

(c)	The Borrower shall not withdraw amounts standing to the credit of an Earnings Account except as permitted by paragraph (d) below.
(d)	If there is no continuing Event of Default, the Borrower may withdraw the following amounts from an Earnings Account:
(i)	payments then due to Finance Parties under the Finance Documents (other than payments due in respect of a prepayment);
(ii)
payments then due under Treasury Transactions entered into to protect against the fluctuation in the rate of interest payable under the Finance Documents or the price of goods or services purchased by the Borrower for the purpose of operating a Ship;

(iii)	payments to another Earnings Account;
(iv)	payments of the proper costs and expenses of insuring, repairing, operating and maintaining any Mortgaged Ship; and
(v)	payments to purchase other currencies in amounts and at times required to make payments referred to above in the currency in which they are due.
28.3	Other provisions
(a)	An Account may only be designated for the purposes described in this clause 28 if:
(i)
such designation is made in writing by the Agent and acknowledged by the Borrower and specifies the name and address of the Account Bank and the number and any designation or other reference attributed to the Account;

(ii)	an Account Security has been duly executed and delivered by the Borrower in favour of the Security Agent (and any other Finance Party required by the Agent);
(iii)
any notice required by the Account Security to be given to an Account Bank has been given to, and (if possible, on a best efforts basis) acknowledged by, the Account Bank in the form required by the relevant Account Security; and

(iv)
the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to the Account and the relevant Account Security.

(b)	The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the Borrower and an Account Bank.

(c)	If an Account is a fixed term deposit account, the Borrower may select the terms of deposits until the relevant Account Security has become enforceable and the Security Agent directs otherwise.
(d)
The Borrower shall not close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this clause 28 or waive any of its rights in relation to an Account except with approval.

(e)
The Borrower shall deposit with the Security Agent all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the Security Agent of any claim or notice relating to an Account from any other party and provide the Agent with any other information it may request concerning any Account.

(f)
Each of the Agent and the Security Agent agrees that if it is an Account Bank in respect of an Account then there will be no restrictions on creating a Security Interest over that Account as contemplated by this Agreement and it shall not (except with the approval of the Majority Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.

29	Business restrictions
29.1	Undertaking to comply
Except as otherwise approved by the Majority Lenders, each Obligor who is a Party undertakes that this clause 29 will be complied with by and in respect of each person to which each relevant provision of this clause is expressed to apply throughout the Facility Period.
29.2	General negative pledge
(a)	In this clause 29.2, Quasi-Security means an arrangement or transaction described in paragraph (c) below.
(b)	The Borrower shall not create or permit to subsist any Security Interest over any of its assets.
(c)	(Without prejudice to clauses 29.3 (Financial Indebtedness) and 29.7 (Disposals)), the Borrower shall not:
(i)
sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to, or re-acquired by, an Obligor or any other Group Member, other than as permitted under clause 29.7 (Disposals);

(ii)	sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraphs (b) and (c) above do not apply to any Security Interest or (as the case may be) Quasi-Security, listed below:
(i)	those granted or expressed to be granted by any of the Security Documents; and
(ii)	Permitted Security Interests.
29.3	Financial Indebtedness
The Borrower shall not incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:
(a)	Financial Indebtedness incurred under the Finance Documents;
(b)
Financial Indebtedness owed to another Group Member or an "Affiliate" (as such term is defined in accordance with GAAP) of any Group Member, provided that any such Financial Indebtedness owed to a Group Member which is not an Obligor is unsecured and fully subordinated to liabilities under this Agreement and the other Finance Documents upon the occurrence of an Event of Default and for so long as it is continuing;

(c)	Financial Indebtedness incurred which is approved at the relevant time by all of the Lenders;
(d)	Financial Indebtedness permitted under clause 29.4 (Guarantees); and
(e)	Financial Indebtedness permitted under clause 29.5 (Loans and credit).
29.4	Guarantees
The Borrower shall not give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else except:
(a)	guarantees in favour of its trade creditors given in the ordinary course of its business; and
(b)	guarantees which are Financial Indebtedness permitted under clause 29.3 (Financial Indebtedness).
29.5	Loans and credit
The Borrower shall not be a creditor in respect of Financial Indebtedness other than in respect of:
(a)	loans or credit to another Group Member or an "Affiliate" permitted under clause 29.3 (Financial Indebtedness);
(b)	trade credit granted by it to its customers on normal commercial terms in the ordinary course of its trading activities.
29.6	Bank accounts, operating leases and other financial transactions
The Borrower shall not:
(a)
maintain any current or deposit account with a bank or financial institution except for the Accounts and the deposit of money, operation of current accounts and the conduct of electronic banking operations through the Accounts and (other than the Accounts) over or in respect of which any set-off, combination of accounts, netting or Security Interest exists except as permitted by clause 29.2 (General negative pledge); or

(b)	be party to any banking or financial transaction, whether on or off balance sheet, that is not expressly permitted under this clause 29 (Business restrictions).
29.7	Disposals
The Borrower shall not enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of any asset except for any of the following disposals (so long as they are not prohibited by any other provision of the Finance Documents):
(a)	disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;
(b)	any disposal of receivables (other than Earnings) on a non-recourse basis on arm's length terms (including at fair market value) for non-deferred cash consideration in the ordinary course of business;
(c)	disposals permitted by clause 29.2 (General negative pledge) or 29.3 (Financial Indebtedness);
(d)	dealings with its trade creditors with respect to book debts in the ordinary course of trading;
(e)	any disposal of a Ship, subject to compliance with clause 7.8 (Sale or Total Loss); and
(f)	the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.
29.8	Contracts and arrangements with Affiliates
The Borrower shall not be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm's length basis except for Financial Indebtedness owed to another Group Member or an "Affiliate" (as such term is defined in accordance with GAAP) of any Group Member, provided that all Financial Indebtedness owing from the Borrower to another Group Member shall be unsecured and fully subordinated to liabilities under the Finance Documents upon the occurrence of an Event of Default and for so long as it is continuing.
29.9	Subsidiaries
The Borrower shall not establish or acquire a company or other entity.
29.10	Acquisitions and investments
The Borrower shall not acquire any person, business, liability or other asset (other than a vessel that is, or becomes, a Mortgaged Ship) or liabilities or make any investment in any person or business or undertaking or enter into any joint-venture arrangement except:
(a)	acquisitions of assets in the ordinary course of business (not being new businesses or vessels);
(b)	the incurrence of liabilities in the ordinary course of its business, including capital expenditure and investments relating to upgrade or maintenance work in respect of a Mortgaged Ship;
(c)	any loan or credit not otherwise prohibited under this Agreement;

(d)	pursuant to any Finance Documents or the Building Contract Documents to which it is party.
29.11	Reduction of capital
Except with approval, the Borrower shall not redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.
29.12	Increase in capital
The Borrower shall not issue shares or other equity interests to anyone who is not a wholly-owned Subsidiary of the Parent.
29.13	Distributions and other payments
The Borrower shall not:
(a)
declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or any warrants for the time being in issue;

(b)	repay or distribute any dividend or share premium reserve;
(c)	pay any management, advisory or other fee to or to the order of any of the shareholders of the Parent;
(d)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or
(e)
make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan stock or similar instrument;

except (if no Default is continuing at that time and no Default would result from doing so) to the Parent or another Group Member which is a wholly owned Subsidiary of the Parent.
30	Events of Default
30.1	Each of the events or circumstances set out in this clause 30 (except clause 30.23 (Acceleration)) is an Event of Default.
30.2	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by administrative or technical error or by a Disruption Event; and
(b)	payment is made within three (3) Business Days of its due date.
30.3	Financial covenants
The Borrower does not comply with clause 21 (Financial covenants).

30.4	Insurance
The Insurances of a Mortgaged Ship are not placed and kept in force in the manner required by clause 26 (Insurance).
30.5	Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 30.2 (Non-payment), clause 30.3 (Financial covenants) and clause 30.4 (Insurance)).
(b)
No Event of Default under paragraph (a) above will occur if the Agent considers that the failure to comply is capable of remedy and the failure is remedied within fifteen (15) Business Days of the earlier of (A) the Agent giving notice to the Borrower and (B) the Borrower or any other Obligor becoming aware of the failure to comply.

30.6	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within fifteen (15) Business Days of the Agent giving notice to the Borrower to do so.
30.7	Cross default
(a)	Any Financial Indebtedness of any Group Member is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of any Group Member is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Financial Indebtedness of any Group Member is cancelled or suspended by a creditor of that Group Member as a result of an event of default (however described).
(d)	The counterparty to a Treasury Transaction entered into by any Group Member becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).
(e)
Any creditor of any Group Member becomes entitled to declare any Financial Indebtedness of that Group Member due and payable prior to its specified maturity as a result of an event of default (however described).

(f)
No Event of Default will occur under paragraphs (a) to (e) above if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (e) above is less than ten million dollars ($10,000,000) (or its equivalent in any other currency or currencies).

30.8	Insolvency
(a)
Any Group Member is generally unable or admits inability to pay its debts in an aggregate amount exceeding ten million dollars ($10,000,000) as they fall due, suspends making payments on any of its debts exceeding ten million dollars ($10,000,000) in aggregate or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such hereunder)

with a view to rescheduling any of its indebtedness in excess of ten million dollars ($10,000,000) in aggregate.
(b)
The value of the assets of any Group Member is less than its liabilities (taking into account contingent and prospective liabilities) and as a result such Group Member is required under applicable law to file for insolvency or cease trading.

(c)
A moratorium is declared in respect of any indebtedness of any Group Member exceeding ten million dollars ($10,000,000) in aggregate.  If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

30.9	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)
the suspension of payments (with respect to payments in respect of debt, in respect of debt in an aggregate amount exceeding ten million dollars ($10,000,000)), a moratorium of any indebtedness exceeding ten million dollars ($10,000,000) in aggregate, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Member;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Group Member in respect of a debt in an aggregate amount exceeding ten million dollars ($10,000,000); or
(iii)
the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Group Member or any of its assets having an aggregate value exceeding ten million dollars ($10,000,000) (including the directors of any Group Member requesting a person to appoint any such officer in relation to a Group Member or any of its assets), or any analogous procedure or step is taken in any jurisdiction.
(b)
Paragraph (a) above shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days (or such longer period as the Agent may agree) of commencement or, if earlier, the date on which it is advertised.

30.10	Creditors' process
(a)
Any expropriation, attachment, sequestration, distress, execution or any other analogous process or enforcement action (including enforcement by a landlord) affects any asset or assets of any Group Member having an aggregate value exceeding ten million dollars ($10,000,000) (other than a Mortgaged Vessel) and is not discharged within five (5) Business Days.

(b)	Any judgment or order is made against any Group Member and is not stayed or complied with within five (5) Business Days.
30.11	Unlawfulness and invalidity
(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security ceases to be effective.
(b)	Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.
(c)
Any Finance Document or any Transaction Security ceases to be in full force and effect or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

(d)
Subject to Legal Reservations, any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

30.12	Cessation of business
Any Group Member suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.
30.13	Ownership of the Obligors
An Obligor (other than the Parent) is not or ceases to be a wholly-owned Subsidiary of the Parent.
30.14	Expropriation
The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action (including destruction of a substantial part of such Obligor's assets (including any Mortgaged Ship)) by or on behalf of any governmental, regulatory or other authority or other person in relation to any Group Member or any of its assets, provided such event has or is reasonably likely to have a Material Adverse Effect.
30.15	Repudiation and rescission of Finance Documents
An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.
30.16	Litigation
Any litigation, alternative dispute resolution, arbitration or administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to any Transaction Document or the transactions contemplated in the Transaction Documents or against any Group Member or any of its assets, rights or revenues which might have a Material Adverse Effect, except if such Group Member has taken out an appropriate insurance cover in respect of the whole amount of any judgement, arbitral award or order relating thereto and has provided evidence thereof to the Agent.
30.17	Material Adverse Effect
Any event or circumstance (including any Environmental Incident or any change of law) occurs which has a Material Adverse Effect.
30.18	Security enforceable
Any Security Interest (other than a Permitted Maritime Lien) in respect of Charged Property becomes enforceable.

30.19	Arrest of Ship
Any maritime or other lien (not being a Permitted Maritime Lien) is imposed on any Mortgaged Ship or if a Mortgaged Ship, its Earnings, Insurances or Requisition Compensation is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and in either case the Borrower fails to procure the release of such lien or Mortgaged Ship within a period of thirty (30) days (or such longer period as may be approved) of any of the Obligors becoming aware of such event save where the Obligors have provided additional security to the Security Agent in such form and for such amounts as the Agent may approve, acting on the instructions of all the Lenders.
30.20	Ship registration
Except with approval, the registration of any Mortgaged Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if such Ship is only provisionally registered on the date of its Mortgage, such Ship is not permanently registered under such laws within ninety (90) days of such date.
30.21	Political risk
Either (1) the Flag State of any Mortgaged Ship or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or (2) there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstitutional means and (in either such case) in the opinion of the Agent such event or circumstance, has or is reasonably likely to have, a Material Adverse Effect unless:
(a)	in the opinion of the Agent it is practicable for action to be taken by the Borrower to prevent such event or circumstance having a Material Adverse Effect; and
(b)	the Borrower fails to take such action within fourteen (14) days of notice from the Agent (specifying the relevant action to be taken) to do so.
30.22	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(a)	declare that no withdrawals be made from any Account;
(b)	cancel the Total Commitments at which time they shall immediately be cancelled;
(c)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(d)	declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or
(e)	exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

Section 9 - Changes to Parties
31	Changes to the Lenders
31.1	Assignments by the Lenders
Subject to this clause 31, a Lender (the Existing Lender) may assign any of its rights under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).
31.2	Conditions of assignment
(a)
The consent of the Borrower is required for an assignment or transfer by an Existing Lender or any sub-participation or any other agreement or arrangement having an economic effect substantially similar to a sub-participation of any of its obligations by a Lender which involves the transfer of voting rights to the transferee or gives the transferee effective control over voting rights (a "Sub-Participation"), unless the assignment, transfer or Sub-Participation (as applicable) is (i) to another Lender or an Affiliate of a Lender or (ii) following the occurrence of an Event of Default which is continuing.  Any assignment, transfer or Sub-Participation by a Lender shall be without additional cost to the Borrower or the Agent. The Agent will immediately advise the Borrower of the assignment, transfer or Sub-Participation.

(b)
The Borrower's consent may not be unreasonably withheld or delayed and will be deemed to have been given five (5) Business Days after the Agent or Existing Lender has requested consent unless consent is expressly refused within that time.

(c)	An assignment will only be effective:
(i)
on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrower and the other Finance Parties as it would have been under if it was an Original Lender;

(ii)
on the New Lender entering into any documentation required for it to accede as a party to any Security Document to which the Existing Lender is a party in its capacity as a Lender and, in relation to such Security Documents, completing any filing, registration or notice requirements;

(iii)
on the performance by the Agent of all necessary "know your customer" or similar checks under all applicable laws and regulations relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender;

(iv)	if required, the Borrower has given its consent in accordance with paragraph (a) above; and
(v)	if that Existing Lender assigns equal fractions of its Commitment and participation in the Loan and each Utilisation (if any) under the Facility.
(d)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 13 (Tax gross-up and indemnities) or clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
(e)
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

31.3	Fee and expenses
The New Lender shall, on the date upon which an assignment takes effect, pay to the Agent (for its own account) a fee of $5000 and shall, promptly on demand, pay the Agent and the Security Agent the amount of:
(a)	all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent in connection with any such assignment; and
(b)	any cost, loss or liability the Agent or the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any such assignment.
31.4	Transfer costs and expenses relating to security
The New Lender shall, promptly on demand, pay the Agent and the Security Agent the amount of:
(a)
all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent to facilitate the accession by the New Lender to, or assignment or transfer to the New Lender of, any Security Document and/or the benefit of any Security Document and any appropriate registration of any such accession or assignment or transfer; and

(b)	any cost, loss or liability the Agent or the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any such accession, assignment or transfer.
31.5	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents;

(iv)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; or
(v)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of:
(A)	the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and
(B)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;
and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security;
(ii)	will continue to make its own independent appraisal of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; and
(iii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-assignment from a New Lender of any of the rights assigned under this clause 31; or
(ii)
support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Transaction Document or by reason of the application of any Basel II Regulation to the transactions contemplated by the Transaction Documents or otherwise.

31.6	Procedure available for assignment
(a)
Subject to the conditions set out in clause 31.2 (Conditions of assignment) an assignment may be effected in accordance with paragraph (d) below when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under paragraph (d) of clause 31.2 (Conditions of assignment) which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary

"know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.
(c)	The Obligors who are Parties and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultation with them.
(d)	On the Transfer Date:
(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Transfer Certificate;
(ii)
the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Transfer Certificate (but the obligations owed by the Obligors under the Finance Documents shall not be released); and

(iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.
(e)
Lenders may utilise procedures other than those set out in this clause 31.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with this clause 31.6 to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 31.2 (Conditions of assignment).

31.7	Copy of Transfer Certificate to Borrower
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under paragraph (d) of clause 31.2 (Conditions of assignment), send a copy of that Transfer Certificate and such other documents to the Borrower.
32	Changes to the Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

Section 10 - The Finance Parties
33	Roles of Agent, Security Agent and Arranger
33.1	Appointment of the Agent
Each other Finance Party (other than the Security Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.
33.2	Security Agent as trustee
(a)	The Security Agent declares that it holds the Secured Property on trust for itself and the other Finance Parties on the terms contained in this Agreement.
(b)
If requested by the Security Agent, the Security Documents governed by Danish law shall be granted by the relevant Obligor to the Security Agent as agent for the Finance Parties in accordance with the Danish Securities Trading Act (in Danish: Værdipapirhandelsloven). Each of the Finance Parties appoints the Security Agent as agent to receive and hold the relevant Security Property under the Security Documents on behalf of and for the benefit of the Finance Parties and the Security Agent agrees to receive and hold the security accordingly.

33.3	Authorisation of Agent and Security Agent
Each of the Finance Parties authorises the Agent and the Security Agent:
(a)
to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent or (as the case may be) the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it.
33.4	Instructions to Agent and the Security Agent
(a)	The Agent and the Security Agent shall:
(i)
subject to paragraphs (d) and (e) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or (as the case may be) the Security Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)	in all other cases, the Majority Lenders; and
(ii)
not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties).

(b)
The Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent or (as the case may be) the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.
(c)
Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and, unless a contrary indication appears in a Finance Document, any instructions given to the Agent or (as the case may be) the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:
(i)	where a contrary indication appears in a Finance Document;
(ii)	where a Finance Document requires the Agent or the Security Agent to act in a specified manner or to take a specified action;
(iii)
in respect of any provision which protects the Agent's or the Security Agent's own position in its personal capacity as opposed to its role of the Agent or the Security Agent for the Finance Parties including, without limitation, clauses 33.9 (No duty to account) to clause 33.14 (Exclusion of liability), clause 33.19 (Confidentiality) to clause 34.5 (Custodians and nominees) and clauses 34.8 (Acceptance of title) to 34.11 (Disapplication of Trustee Acts).

(e)
If giving effect to instructions given by any other Finance Party or group of Finance Parties would (in the Agent's or (as the case may be) the Security Agent's opinion) have an effect equivalent to an amendment or waiver which is subject to clause 46 (Amendments and waivers), the Agent or (as the case may be) the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than itself) whose consent would have been required in respect of that amendment or waiver.

(f)
The Agent or the Security Agent may refrain from acting in accordance with any instructions of any other Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(g)
Without prejudice to the provisions of clause 35 (Enforcement of Transaction Security) and the remainder of this clause 33, in the absence of instructions, the Agent and the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

33.5	Legal or arbitration proceedings
Neither the Agent nor the Security Agent is authorised to act on behalf of another Finance Party (without first obtaining that Finance Party's consent) in any legal or arbitration proceedings relating to any Finance Document.  This clause 33.5 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security.
33.6	Duties of the Agent and the Security Agent
(a)	The Agent's and the Security Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent or (as the case may be) the Security Agent shall promptly
(i)	(in the case of the Security Agent) forward to the Agent a copy of any document received by the Security Agent from any Obligor under any Finance Document; and
(ii)	forward to a Party the original or a copy of any document which is delivered to the Agent or (as the case may be) the Security Agent for that Party by any other Party.
(c)	Without prejudice to clause 31.7 (Copy of Transfer Certificate to Borrower), paragraph (b) above shall not apply to any Transfer Certificate.
(d)
Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)
Without prejudice to clause 36.10 (Notification of prescribed events), if the Agent or the Security Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger or the Security Agent for their own account) under this Agreement, it shall promptly notify the other Finance Parties.

(g)
The Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

33.7	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.
33.8	No fiduciary duties
Nothing in any Finance Document constitutes the Agent, the Security Agent or the Arranger as a trustee or fiduciary of any other person except to the extent that the, the Security Agent acts as trustee for the other Finance Parties pursuant to clause 33.2 (Security Agent as trustee).
33.9	No duty to account
None of the Agent, the Security Agent or the Arranger shall be bound to account to any other Finance Party for any sum or the profit element of any sum received by it for its own account.
33.10	Business with the Group
The Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or other Group Member or their Affiliates.

33.11	Rights and discretions of the Agent and the Security Agent
(a)	The Agent and the Security Agent may:
(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)	assume that:
(A)
any instructions received by it from the Majority Lenders, any Lenders or other Finance Parties or any group of Lenders or other Finance Parties are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(C)
in the case of the Security Agent, if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.
(b)	The Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent or (as the case may be) security trustee for the other Finance Parties) that:
(i)	no Default has occurred (unless (in the case of the Agent) it has actual knowledge of a Default arising under clause 30.2 (Non-payment));
(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and
(iii)
any notice or request made by the Borrower (other than (in the case of the Agent) a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)
Each of the Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts.

(d)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to it (and so separate from any lawyers instructed by the Lenders or any other Finance Party) if it, in its reasonable opinion, deems this to be desirable.

(e)	Each of the Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers,

surveyors or other professional advisers or experts (whether obtained by it or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)
The Agent, the Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents, the Transaction Security and the Secured Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or
(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by the Agent's, the Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct.
(g)
Unless any Finance Document expressly specifies otherwise, the Agent or the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or security trustee under this Agreement.

(h)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)
Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(j)
Neither the Agent nor the Arranger shall be obliged to request any certificate, opinion or other information under clause 20 (Information undertakings) unless so required in writing by a Lender, in which case the Agent shall promptly make the appropriate request of the Borrower if such request would be in accordance with the terms of this Agreement.

33.12	Responsibility for documentation and other matters
None of the Agent, the Security Agent, the Arranger, any Receiver or any Delegate is responsible or liable for:
(a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document, the Transaction Security or the Secured Property;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)
(in the case of the Security Agent) any loss to the Security Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)	the failure of any Obligor or any other party to perform its obligations under any Transaction Document or the financial condition of any such person;
(f)	(save as otherwise provided in this clause 33) taking or omitting to take any other action under or in relation to the Security Documents;
(g)	any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under any Finance Document; or
(h)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise.

33.13	No duty to monitor
Neither the Agent nor the Security Agent shall be bound to enquire:
(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party or any Obligor of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.
33.14	Exclusion of liability
(a)
Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or Delegate), none of the Agent, the Security Agent, any Receiver nor any Delegate will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security Property;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or
(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:
(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event), breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(b)
No Party (other than the Agent, the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Agent, the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property and any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate may rely on this clause subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)
Neither of the Agent or the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in any Finance Document shall oblige the Agent, the Security Agent or the Arranger to carry out
(i)	any "know your customer" or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by any of the Finance Documents might be unlawful for any Finance Party, on behalf of any other Finance Party and each other Finance Party confirms to the Agent, the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or the Arranger.
(e)
Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or any Delegate, any liability of the Agent, the Security Agent, any Receiver or any Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent, the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent, the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss.  In no event shall the Agent, the Security Agent, any Receiver or any Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

33.15	Lenders' indemnity to the Agent and others
(a)
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their being reduced to zero) indemnify the Agent, the Security Agent, every Receiver and every Delegate, within three (3) Business Days of demand, against any Losses (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the relevant Agent's, Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct) (or, in the circumstances contemplated pursuant to clause 40.11 (Disruption to payment systems etc, notwithstanding the Agent's negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent, Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Agent, Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(b)
Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent or the Security Agent or any Receiver or Delegate pursuant to paragraph (a) above.

(c)
Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent or the Security Agent to an Obligor.

33.16	Resignation of the Agent or the Security Agent
(a)	The Agent or the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.
(b)
Alternatively the Agent or the Security Agent may resign by giving thirty (30) days' notice to the other Finance Parties and the Borrower, in which case the Majority Lenders may appoint a successor Agent or Security Agent acceptable to the Borrower (acting reasonably).

(c)
If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent or Security Agent (after consultation with (in the case of the Agent) the Borrower or (in the case of the Security Agent) the Agent) may appoint a successor Agent or Security Agent.

(d)
If the Agent or Security Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent or trustee and the Agent or (as the case may be) Security Agent is entitled to appoint a successor Agent or (as the case may be) Security Agent under paragraph (c) above, the Agent or (as the case may be) Security Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent or (as the case may be) Security Agent to become a party to this Agreement as Agent or (as the case may be) Security Agent) agree with the proposed successor Agent or (as the case may be) Security Agent amendments to this clause 33 and any other term of this Agreement dealing with the rights or obligations of the Agent or (as the case may be) Security Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the fee payable to it in its capacity as Agent or (as the case may be) Security Agent under this Agreement which are consistent with the successor Agent's or (as the case may be) Security Agent's normal fee rates and those amendments will bind the Parties.

(e)
The retiring Agent or Security Agent shall make available to the successor Agent or Security Agent such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or (as the case may be) Security Agent under the Finance Documents.  The Borrower shall, within three (3) Business Days of demand, reimburse the retiring Agent or (as the case may be) Security Agent for the amount of all costs and expenses (including legal fees) (together with any applicable VAT) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent's or Security Agent's resignation notice shall only take effect upon:
(i)	the appointment of a successor; and
(ii)
(in the case of the Security Agent) the transfer or assignment of all the Transaction Security and the other Secured Property to that successor and any appropriate filings or registrations, any notices of transfer or assignment and the payment of any fees or duties related to such transfer or assignment which the Security Agent considers necessary or advisable have been duly completed.

(g)
Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of clause 34.9 (Winding up of trust) and paragraph (e) above) but shall remain entitled to the benefit of clauses 15.3 ((Indemnity to the Agent and the Security Agent) and 15.4 (Indemnity concerning security) and this clause 33 (and any agency or other fees for the account of the retiring Agent or Security Agent in its capacity as such shall cease to accrue from (and shall be payable on) that date).  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(h)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under clause 13.8 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to clause 13.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

33.17	Replacement of the Agent
(a)
After consultation with the Borrower, the Majority Lenders may, by giving thirty (30) days' notice to the Agent replace the Agent by appointing a successor Agent acceptable to the Borrower (acting reasonably).

(b)
The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent.  As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of clauses 15.3 ((Indemnity to the Agent and the Security Agent) and 15.4 (Indemnity concerning security) and this clause 33 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
33.18	Replacement of the Security Agent
The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) of clause 33.16 (Resignation of the Agent or the Security Agent).  In this event, the Security Agent shall resign in accordance with that paragraph.
33.19	Confidentiality
(a)
In acting as agent or trustee for the Finance Parties, the Agent or (as the case may be) the Security Agent shall be regarded as acting through its agency, trustee or other division or department directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Agent or (as the case may be) Security Agent, it may be treated as confidential to that division or department and the Agent or (as the case may be) Security Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

33.20	Agent's relationship with the Lenders
(a)
The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
(b)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under clause 42.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer (or such other information) by that Lender for the purposes of clause 42.2 (Addresses) and clause 42.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

33.21	Information from the Finance Parties
Each Finance Party shall supply the Agent or the Security Agent with any information that the Agent or (as the case may be) the Security Agent may reasonably specify as being necessary or desirable to enable the Agent or (as the case may be) the Security Agent to perform its functions as Agent or (as the case may be) Security Agent.
33.22	Credit appraisal by the Finance Parties
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each other Finance Party confirms to the Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each Obligor and other Group Member;
(b)
the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Transaction Security, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document, the Transaction Security or the Security Property;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;
(d)
whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, the Transaction Security or the Security Property;

(e)
the adequacy, accuracy or completeness of any information provided by the Agent, the Security Agent, the Arranger or any other Party or by any other person under or in connection with any Transaction Document, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and
(f)
the right or title of any person in or to, or the value or sufficiency of, any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security Interest affecting the Charged Property.

33.23	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
33.24	Reliance and engagement letters
Each of the Agent, the Security Agent and the Arranger may enter into any reliance letter or engagement letter relating to any valuations, reports, opinions or letters or advice or assistance provided by lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts in connection with the Transaction Documents or the transactions contemplated in the Finance Documents on such terms as it may consider appropriate (including, without limitation, restrictions on the lawyer's, accountant's, tax adviser's, insurance consultant's, ship manager's, valuer's, surveyor's or other professional adviser's or expert's liability and the extent to which their valuations, reports, opinions or letters may be relied on or disclosed).
33.25	Role of Reference Banks
(a)	No Base Reference Bank is under any obligation to provide a quotation or any other information to the Agent.
(b)
No Base Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Base Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)
No Party (other than the relevant Base Reference Bank) may take any proceedings against any officer, employee or agent of any Base Reference Bank in respect of any claim it might have against that Base Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Base Reference Bank Quotation, and any officer, employee or agent of each Base Reference Bank may rely on this clause 33.25 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

33.26	Third party Base Reference Banks
A Base Reference Bank which is not a Party may rely on clause 33.25 (Role of Base Reference Banks), paragraph a) of clause 45.3 (Other exceptions) and clause 47 (Confidentiality of Funding Rates and Base Reference Bank Quotations) subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
34	Trust and security matters
34.1	Undertaking to pay

(a)
Each Obligor who is a Party undertakes with the Security Agent as trustee for the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent as trustee for the Finance Parties all money from time to time owing to the other Finance Parties (in addition to paying any money owing under the Finance Documents to the Security Agent for its own account), and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

(b)
Each payment which such an Obligor makes to another Finance Party in accordance with any Finance Document shall, to the extent of the amount of that payment, satisfy that Obligor's corresponding obligation under paragraph (a) above to make that payment to the Security Agent.

34.2	No responsibility to perfect Transaction Security
The Security Agent shall not be liable for any failure to:
(a)	ascertain whether all deeds and documents which should have been deposited with it under or pursuant to any of the Security Documents have been so deposited;
(b)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;
(c)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;
(d)
register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(e)
take, or to require any Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security Interest under any law or regulation; or

(f)	require any further assurance in relation to any Security Document.
34.3	Insurance by Security Agent
(a)	The Security Agent shall not be obliged:
(i)	to insure any of the Charged Property;
(ii)	to require any other person to maintain any insurance; or
(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document, and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.
(b)
Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent requests it to do so in writing and the Security Agent fails to do so within fourteen (14) days after receipt of that request.

34.4	Common parties
Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the other Finance Parties and (as appropriate) security agent and trustee for all of the other Finance Parties.  Where any Finance Document provides for an Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.
34.5	Custodians and nominees
The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.
34.6	Delegation by the Security Agent
(a)
Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)
That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Finance Parties.

(c)
No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

34.7	Additional trustees
(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:
(i)	if it considers that appointment to be in the interests of the Finance Parties;
(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or
(iii)	for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Borrower and the Finance Parties of that appointment.
(b)
Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)
The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

(d)
At the request of the Security Agent, the other Parties shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such Party irrevocably authorises the Security Agent in its name and on its behalf to do the same.

(e)	Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent.
(f)
The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

34.8	Acceptance of title
The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.
34.9	Winding up of trust
If the Security Agent, with the approval of the Agent, determines that:
(a)	all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged; and
(b)	no Finance Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, then:
(i)
the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(ii)
any Security Agent which has resigned pursuant to clause 33.16 (Resignation of the Agent or the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

34.10	Powers supplemental to Trustee Acts
The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.
34.11	Disapplication of Trustee Acts
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement.  Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

35	Enforcement of Transaction Security
35.1	Enforcement Instructions
(a)	The Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise by Majority Lenders.
(b)
Subject to the Transaction Security having become enforceable in accordance with its terms, the Majority Lenders may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Transaction Security as they see fit.

(c)	The Security Agent is entitled to rely on and comply with instructions given in accordance with this clause 35.1.
35.2	Manner of enforcement
If the Transaction Security is being enforced pursuant to clause 35.1 (Enforcement Instructions), the Security Agent shall enforce the Transaction Security in such manner as the Majority Lenders shall instruct or, in the absence of any such instructions, as the Security Agent considers in its discretion to be appropriate.
35.3	Waiver of rights
To the extent permitted under applicable law and subject to clause 35.1 (Enforcement Instructions), clause 35.2 (Manner of enforcement) and clause 36 (Application of Proceeds), each of the Finance Parties and the Obligors waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any amount received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.
35.4	Enforcement through Security Agent only
(a)
The other Finance Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising or to grant any consents or releases under the Security Documents except through the Security Agent.

(b)
Each Finance Party (other than the Security Agent) shall, promptly upon being requested by the Agent to do so, grant a power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to enforce or have recourse to the relevant Transaction Security or to exercise any such right, power, authority or discretion or to grant any such consent or release.

36	Application of proceeds
36.1	Order of application
All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this clause 36, the Recoveries) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this clause 36), in the following order of priority:
(a)	in discharging any sums owing to the Security Agent (other than pursuant to clause 34.1 (Undertaking to pay ), any Receiver or any Delegate;

(b)	in discharging all costs and expenses incurred by any Finance Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;
(c)	in payment or distribution to the Agent on its own behalf and on behalf of the other Finance Parties for application in accordance with clause 40.6 (Partial payments);
(d)
if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Obligor; and

(e)	the balance, if any, in payment or distribution to the relevant Obligor.
36.2	Investment of cash proceeds
Prior to the application of any Recoveries in accordance with clause 36.1 (Order of Application) the Security Agent may, in its discretion, hold:
(a)	all or part of any Recoveries which are in the form of cash; and
(b)	any cash which is generated by holding, managing, exploiting, collecting, realising or disposing of any proceeds of the Security Property which are not in the form of cash in one or more interest bearing suspense or impersonal accounts in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent's discretion in accordance with the provisions of this clause 36.
36.3	Currency conversion
(a)	For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may:
(i)	convert any moneys received or recovered by the Security Agent from one currency to another; and
(ii)	notionally convert the valuation provided in any opinion or valuation from one currency to another, in each case at the Security Agent's spot rate of exchange for the purchase of that other currency with the currency in which the relevant moneys are received or recovered or the valuation is provided in the London foreign exchange market at or about 11:00 am (London time) on a particular day.
(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied:
(i)	in the case of paragraph (a)(i) above, to the extent of the amount of the due currency purchased after deducting the costs of conversion; and
(ii)	in the case of paragraph (a)(ii) above, to the extent of the amount of the due currency which results from the notional conversion referred to in that paragraph.
36.4	Permitted Deductions
The Security Agent shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of

Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).
36.5	Good discharge
(a)	Any distribution or payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Finance Parties.
(b)	Any distribution or payment made as described in paragraph (a) above shall be a good discharge, to the extent of that payment or distribution, by the Security Agent to the extent of that payment.
(c)
The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) above in the same currency as that in which the Secured Obligations owing to the relevant Finance Party are denominated pursuant to the relevant Finance Document.

36.6	Calculation of amounts
For the purpose of calculating any person's share of any amount payable to or by it, the Security Agent shall be entitled to:
(a)
notionally convert the Secured Obligations owed to any person into a common base currency (decided in its discretion by the Security Agent), that notional conversion to be made at the spot rate at which the Security Agent is able to purchase the notional base currency with the actual currency of the Secured Obligations owed to that person at the time at which that calculation is to be made; and

(b)
assume that all amounts received or recovered as a result of the enforcement or realisation of the Security Property are applied in discharge of the Secured Obligations in accordance with the terms of the Finance Documents under which those Secured Obligations have arisen.

36.7	Release to facilitate enforcement and realisation
(a)
Each Finance Party acknowledges that, for the purpose of any enforcement action by the Security Agent or a Receiver and/or maximising or facilitating the realisation of the Charged Property, it may be desirable that certain rights or claims against an Obligor and/or under certain of the Transaction Security, be released.

(b)
Each other Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to effect such enforcement action and/or realisation including, to the extent necessary for such purpose, to execute release documents in the name of and on behalf of the other Finance Parties.

(c)
Where the relevant enforcement is by way of disposal of shares in the Borrower, the requisite release may include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against the Borrower and of all Security Interests over the assets of the Borrower.

36.8	Dealings with Security Agent
Each Finance Party shall deal with the Security Agent exclusively through the Agent.

36.9	Disclosure between Finance Parties and Security Agent
Notwithstanding any agreement to the contrary, each of the Obligors consents, until the end of the Facility Period, to the disclosure by any Finance Party to each other (whether or not through the Agent or the Security Agent) of such information concerning the Obligors as any Finance Party shall see fit.
36.10	Notification of prescribed events
(a)	If an Event of Default or Default either occurs or ceases to be continuing, the Agent shall, upon becoming aware of that occurrence or cessation, notify the Security Agent.
(b)	If the Security Agent enforces, or takes formal steps to enforce, any of the Transaction Security it shall notify each other Finance Party of that action.
(c)
If any Finance Party exercises any right it may have to enforce, or to take formal steps to enforce, any of the Transaction Security it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Finance Party of that action.

37	Conduct of business by the Finance Parties
37.1	Finance Parties tax affairs
No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
37.2	Finance Parties acting together
(a)
Notwithstanding clause 2.2 (Finance Parties' rights and obligations), if the Agent makes a declaration under clause 30.23 (Acceleration) or (acting on the instructions of the Majority Lenders) notifies the other Finance Parties that it considers it is entitled to make such a declaration,  the Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrower and any Group Members and generally administer the Facility in accordance with the wishes of the Majority Lenders.  All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall be entitled to take action independently against any Obligor or any of its assets without the prior consent of the Majority Lenders.

(b)	Paragraph (a) above shall not override clause 33 (Roles of Agent, Security Agent and Arranger) as it applies to the Security Agent.
37.3	Obligors
Any information or consent provided by the Agent or Security Agent under the Finance Documents may be relied upon by the Obligors as having been properly authorised by the Lenders, the Majority Lenders and/or the Finance Parties, as applicable, in accordance with the terms of the Finance Documents, unless otherwise notified by the Agent or Security Agent.

Furthermore, each Obligor shall be entitled to deal with Agent and/or Security Agent in all matters arising under or relating to this Agreement and other Finance Documents.
38	Sharing among the Finance Parties
38.1	Payments to Finance Parties
If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 40 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;
(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 40 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 40.6 (Partial payments).

38.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 40.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.
38.3	Recovering Finance Party's rights
On a distribution by the Agent under clause 39.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.
38.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

38.5	Exceptions
(a)
This clause 39 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings;
(ii)	the taking legal or arbitration proceedings was in accordance with the terms of this Agreement; and
(iii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Section 11 - Administration
39	Payment mechanics
39.1	Payments to the Agent
(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

39.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 40.3 (Distributions to an Obligor) and clause 40.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).
39.3	Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with clause 41 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
39.4	Clawback and pre-funding
(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)
If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Borrower of that Lender's identity and the Borrower shall on demand refund it to the Agent; and

(ii)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

39.5	Partial payments
(a)
If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent or the Arranger for their own account under those Finance Documents;
(ii)	secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 33.15 (Lenders' indemnity to the Agent and others);
(iii)	thirdly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by all the Lenders, vary the order set out in paragraphs (ii) to (iii) of paragraph (a) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
39.6	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
39.7	Business Days
(a)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
39.8	Currency of account
(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.
(c)
Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

(d)
All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale.  Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

39.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Interbank Market and otherwise to reflect the change in currency.

39.10	Disruption to payment systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:
(a)
the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 46 (Amendments and waivers);

(e)
the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 40.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

40	Set-off
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
41	Notices
41.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
41.2	Addresses
The address, and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of any Obligor who is a Party, that identified with its name in Schedule 1 (The original parties);
(b)	in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;
(c)	in the case of the Security Agent, the Agent and any other original Finance Party, that identified with its name in Schedule 1 (The original parties); and
(d)	in the case of each Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity, or, in each case, any substitute address, fax number, or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Finance Parties and the Obligors who are Parties, if a change is made by the Agent) by not less than five (5) Business Days' notice.
41.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under clause 42.2 (Addresses), if addressed to that department or officer.
(b)
Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified in

Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).
(c)	All notices from or to an Obligor shall be sent through the Agent.
(d)	Any communication or document made or delivered to the Borrower in accordance with this clause 42.3 will be deemed to have been made or delivered to each of the Obligors.
(e)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p. m. in the place of receipt shall be deemed only to become effective on the following day.

41.4	Notification of address and fax number
Promptly upon changing its' address or fax number, the Agent shall notify the other Parties.
41.5	Electronic communication
(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days' notice.
(b)
Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication

(c)
Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and, in the case of any electronic communication made by a Party to the Agent or the Security Agent, only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

(d)
Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p. m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement or any other Finance Document shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this clause 42.6.
41.6	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	Save for the Mortgage, all other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

42	Calculations and certificates
42.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
42.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
42.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.
43	Partial invalidity
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
44	Remedies and waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document.  No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.
45	Amendments and waivers
45.1	Required consents
(a)
Subject to clause 46.2 (All Lender matters) and clause 46.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all the Finance Parties and other Obligors.

(b)	The Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 46.
(c)	Without prejudice to the generality of paragraphs (c), (d) and (e) of clause 33.11 (Rights and discretions of the Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.
(d)
Each Obligor agrees to any such amendment or waiver permitted by this clause 46 which is agreed to by the Borrower.  This includes any amendment or waiver which would, but for this paragraph (d), require the consent of the Corporate Guarantors.

45.2	All Lender matters
An amendment, waiver or discharge or release or a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:
(a)	the definition of "Majority Lenders" in clause 1.1 (Definitions);
(b)	the definition of "Last Availability Date" in clause 1.1 (Definitions);
(c)	an extension to the date of payment of any amount under the Finance Documents;
(d)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;
(e)	an increase in, or an extension of, any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;
(f)	a change to the Borrower or any other Obligor;
(g)	clause 7.2 (Change of control);
(h)	any provision which expressly requires the consent or approval of all the Lenders;
(i)	clause 39 (Sharing among the Finance Parties);
(j)
clause 2.2 (Finance Parties' rights and obligations), clause 31 (Changes to the Lenders), clause 8.9 (Application of prepayments), this clause 46, clause 51 (Governing law) or clause 52.1 (Jurisdiction of English courts);

(k)	the order of distribution under clause 36.1(Order of application);
(l)	the order of distribution under clause 40.6 (Partial payments);
(m)	the currency in which any amount is payable under any Finance Document;
(n)
an increase in any Commitment or the Total Commitments, an extension of any period within which the Facility is available for Utilisation or any requirement that a cancellation of Commitments reduces the Commitments rateably;

(o)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:
(i)	any guarantee and indemnity granted under any Finance Document (including under clause 18 (Guarantee and indemnity));
(ii)	the Charged Property; or
(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed; or

(p)	the circumstances in which any of the Transaction Security is permitted or required to be released under any of the Finance Documents, shall not be made, or given, without the prior consent of all the Lenders.
45.3	Other exceptions
(a)
An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, or the Arranger or the Base Reference Bank in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, the Security Agent, or the Arranger (as the case may be).

(b)
Notwithstanding clauses 46.1 and 46.2 and paragraph (a) above, the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

(c)
Notwithstanding clauses 45.1 (Required consents) and 45.2 (All Lender matters), the Agent may, if the Borrower (acting reasonably) agrees, make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

45.4	Excluded Commitments
If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement (other than an amendment, waiver or consent referred to in clause 45.2 (All Lender matters)) within fifteen (15) Business Days of that request being made (unless the Borrower and the Agent agree to a longer time period in relation to any request):
(a)
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
45.5	Releases
Except with the approval of the Lenders or for a release which is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release:
(a)	any Charged Property from the Transaction Security; or
(b)	any Obligor from any of its guarantee or other obligations under any Finance Document.
46	Confidential Information
46.1	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 47.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

46.2	Disclosure of Confidential Information
Any Finance Party may disclose:
(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)
to (or through) whom it assigns (or may potentially assign) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraphs (b) (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of clause 33.20 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (b) (i) or (ii) above;
(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	who is a Party; or
(viii)	with the consent of the Borrower;
in each case, such Confidential Information as that Finance Party shall consider appropriate; and
(c)
to any person appointed by that Finance Party or by a person to whom paragraphs (b)(i) or (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and
(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors.

46.3	Entire agreement
This clause 47 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
46.4	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
46.5	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:
(a)
of the circumstances of any disclosure of Confidential Information made to any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body or the rules of any relevant stock exchange or pursuant to any applicable law or regulation pursuant to clause 47.2 (Disclosure of Confidential Information) except where such disclosure is made to any such person during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 47.
46.6	Continuing obligations
The obligations in this clause 47 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:
(a)
the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

47	Confidentiality of Funding Rates and Base Reference Bank Quotations
47.1	Confidentiality and disclosure
(a)
The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Base Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Agent may disclose:
(i)	any Funding Rate (but not, for the avoidance of doubt, any Base Reference Bank Quotation) to the Borrower pursuant to clause 9.4 (Notification of rates of interest); and
(ii)
any Funding Rate or any Base Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Base Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Base Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:
(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Base Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Base Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Base Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Base Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Base Reference Bank, as the case may be.

47.2	Related obligations
(a)
The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Base Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, each Base Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Base Reference Bank, as the case may be:
(i)
of the circumstances of any disclosure made pursuant to clause 47.1(c)(ii) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this clause 47.
47.3	No Event of Default
No Event of Default will occur under clause 30.5 (Other obligations) by reason only of an Obligor's failure to comply with this clause 47.
48	Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Section 12 - Governing Law and Enforcement
49	Governing law
This Agreement and any non-contractual obligations connected with it are governed by English law.
50	Enforcement
50.1	Jurisdiction of English courts
(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)
This clause 51.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

50.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, any Obligor who is a Party (other than an Obligor incorporated in England and Wales):
(a)
irrevocably appoints the person named in Schedule 1 (The original parties) as that Obligor's English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and
(c)
if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten (10) days of such event taking place) appoint another agent on terms acceptable to the Agent.  Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
 The original parties
Borrower
Name:	Vesselco 9 Pte. Ltd.
Original Jurisdiction	Singapore
Registration number (or equivalent, if any)	201535350E
English process agent (if not incorporated in England)	TORM PLC 27 Old Gloucester Street London United Kingdom WC1N 3AX
Registered office	6 Battery Road #27-02 Singapore (049909)
Address for service of notices	c/o TORM A/S Tuborg Havnevej 18 2900 Hellerup Denmark Fax: +45 29 17 93 80 Attention: Executive management Email: man@torm.com

Corporate Guarantors
Name of Corporate Guarantor	TORM A/S
Original Jurisdiction	Denmark
Registration number (or equivalent, if any)	22460218
English process agent (if not incorporated in England)	TORM PLC 27 Old Gloucester Street London United Kingdom WC1N 3AX
Registered office	Tuborg Havnevej 18 2900 Hellerup Denmark
Address for service of notices	Tuborg Havnevej 18 2900 Hellerup Denmark

Fax: +45 29 17 93 80 Attention: Executive management Email: man@torm.com

Name of Corporate Guarantor/Parent	TORM PLC
Original Jurisdiction	England and Wales
Registration number (or equivalent, if any)	09818726
Registered office	27 Old Gloucester Street London United Kingdom WC1N 3AX
Address for service of notices	c/o TORM A/S Tuborg Havnevej 18 2900 Hellerup Denmark Fax: +45 29 17 93 80 Attention: Executive management Email: man@torm.com

The Original Lenders
Name	The Export-Import Bank of China
Facility Office, address, fax number and attention details for notices	No. 30, Fu Xing Men Nei Street, Xicheng District, Beijing, China Fax: +86 10 8357 8428 Attention: Allen Chen, Transport Finance Department
Commitment $	115,200,000
Total Commitments	115,200,000

The Agent
Name	The Export-Import Bank of China

Facility Office, address, fax number and attention details for notices	No. 30, Fu Xing Men Nei Street, Xicheng District, Beijing, China Fax: +86 10 8357 8428 Attention: Allen Chen, Transport Finance Department

The Security Agent
Name	The Export-Import Bank of China
Facility Office, address, fax number and attention details for notices	No. 30, Fu Xing Men Nei Street, Xicheng District, Beijing, China Fax: +86 10 8357 8428 Attention: Allen Chen, Transport Finance Department

The Account Bank
Name	Danske Bank A/S
Address, fax number and attention details for notices	Customer Implementations & Support Transaction Banking Holmens Kanal 2-12 1092 Copenhagen K, Denmark Phone: +45 45 14 63 28 Fax: +45 45 14 91 92 Email: lassl@danskebank.dk

Schedule 2
 Ship information
Hull Number 15121049
Builder:
China Shipbuilding Trading Company Limited, having its registered office at 56(Yi) Zhongguancun Nan Da Jie, Beijing 100044, the People's Republic of China and Guangzhou Shipyard International Company Limited, having its registered office at 1st Floor, No.68, West Road, Pearl River Precint, nansha District, Guangzhou (together, the Builder)

Hull Number:	15121049
Last Availability Date for that Ship and its Ship Commitment:	30 November 2018
Scheduled Delivery Date:	31 October 2017
Date and description of Building Contract:	Shipbuilding contract dated 30 November 2015 made between the Builder and the Borrower as nominated by TORM A/S pursuant to a nomination letter dated 19 April 2016
Contract Price:	$48,000,000
Ship Commitment:	Up to $28,800,000
Flag State:	Singapore
Port of Registry:	Singapore
Classification:
*1A1 Tanker for Oil ESP, CSR, E0, VCS-2, TMON, SPM, BWM-T, BIS, PSPC (B;C), CLEAN, CRANE*
*Only four permanent cranes (cargo hose handling cranes, provision crane, hoisting crane in engine room) to be certified by Class, other permanent cranes to be clearly marked with SWL.

Classification Society:	China Classification Society and DNV GL
Employment:
Bareboat charter from the Borrower to the Bareboat Charterer pursuant to a Bareboat Charter to be entered into on or before Delivery of the Ship; and
Sub-bareboat charter from the Bareboat Charterer to the Sub-Bareboat Charterer pursuant to a Sub-Bareboat Charter to be entered into on or before Delivery of the Ship

Major Casualty Amount:	$6,000,000

Hull Number 15121050
Builder:
China Shipbuilding Trading Company Limited, having its registered office at 56(Yi) Zhongguancun Nan Da Jie, Beijing 100044, the People's Republic of China and Guangzhou Shipyard International Company Limited, having its registered office at 1st Floor, No.68, West Road, Pearl River Precint, nansha District, Guangzhou (together, the Builder)

Hull Number:	15121050
Last Availability Date for that Ship and its Ship Commitment:	30 November 2018
Scheduled Delivery Date:	10 January 2018
Date and description of Building Contract:	Shipbuilding contract dated 30 November 2015 made between the Builder and the Borrower as nominated by TORM A/S pursuant to a nomination letter dated 19 April 2016
Contract Price:	$48,000,000
Ship Commitment:	Up to $28,800,000
Flag State:	Singapore
Port of Registry:	Singapore
Classification:
*1A1 Tanker for Oil ESP, CSR, E0, VCS-2, TMON, SPM, BWM-T, BIS, PSPC (B;C), CLEAN, CRANE*
*Only four permanent cranes (cargo hose handling cranes, provision crane, hoisting crane in engine room) to be certified by Class, other permanent cranes to be clearly marked with SWL.

Classification Society:	China Classification Society and DNV GL
Employment:
Bareboat charter from the Borrower to the Bareboat Charterer pursuant to a Bareboat Charter to be entered into on or before Delivery of the Ship; and
Sub-bareboat charter from the Bareboat Charterer to the Sub-Bareboat Charterer pursuant to a Sub-Bareboat Charter to be entered into on or before Delivery of the Ship

Major Casualty Amount:	$6,000,000

Hull Number 15121051
Builder:
China Shipbuilding Trading Company Limited, having its registered office at 56(Yi) Zhongguancun Nan Da Jie, Beijing 100044, the People's Republic of China and Guangzhou Shipyard International Company Limited, having its registered office at 1st Floor, No.68, West Road, Pearl River Precint, nansha District, Guangzhou (together, the Builder)

Hull Number:	15121051
Last Availability Date for that Ship and its Ship Commitment:	30 November 2018
Scheduled Delivery Date:	31 March 2018
Date and description of Building Contract:	Shipbuilding contract dated 30 November 2015 made between the Builder and the Borrower as nominated by TORM A/S pursuant to a nomination letter dated 19 April 2016
Contract Price:	$48,000,000
Ship Commitment:	Up to $28,800,000
Flag State:	Singapore
Port of Registry:	Singapore
Classification:
*1A1 Tanker for Oil ESP, CSR, E0, VCS-2, TMON, SPM, BWM-T, BIS, PSPC (B;C), CLEAN, CRANE*
*Only four permanent cranes (cargo hose handling cranes, provision crane, hoisting crane in engine room) to be certified by Class, other permanent cranes to be clearly marked with SWL.

Classification Society:	China Classification Society and DNV GL
Employment:
Bareboat charter from the Borrower to the Bareboat Charterer pursuant to a Bareboat Charter to be entered into on or before Delivery of the Ship; and
Sub-bareboat charter from the Bareboat Charterer to the Sub-Bareboat Charterer pursuant to a Sub-Bareboat Charter to be entered into on or before Delivery of the Ship

Major Casualty Amount:	$6,000,000

Hull Number 15121052
Builder:
China Shipbuilding Trading Company Limited, having its registered office at 56(Yi) Zhongguancun Nan Da Jie, Beijing 100044, the People's Republic of China and Guangzhou Shipyard International Company Limited, having its registered office at 1st Floor, No.68, West Road, Pearl River Precint, nansha District, Guangzhou (together, the Builder)

Hull Number:	15121052
Last Availability Date for that Ship and its Ship Commitment:	30 November 2018
Scheduled Delivery Date:	30 April 2018
Date and description of Building Contract:	Shipbuilding contract dated 30 November 2015 made between the Builder and the Borrower as nominated by TORM A/S pursuant to a nomination letter dated 19 April 2016
Contract Price:	$48,000,000
Ship Commitment:	Up to $28,800,000
Flag State:	Singapore
Port of Registry:	Singapore
Classification:
*1A1 Tanker for Oil ESP, CSR, E0, VCS-2, TMON, SPM, BWM-T, BIS, PSPC (B;C), CLEAN, CRANE*
*Only four permanent cranes (cargo hose handling cranes, provision crane, hoisting crane in engine room) to be certified by Class, other permanent cranes to be clearly marked with SWL.

Classification Society:	China Classification Society and DNV GL
Employment:
Bareboat charter from the Borrower to the Bareboat Charterer pursuant to a Bareboat Charter to be entered into on or before Delivery of the Ship; and
Sub-bareboat charter from the Bareboat Charterer to the Sub-Bareboat Charterer pursuant to a Sub-Bareboat Charter to be entered into on or before Delivery of the Ship

Major Casualty Amount:	$6,000,000

Schedule 3
 Conditions precedent
Part 1
 Conditions precedent to any Utilisation
1	Original Obligors' corporate documents
(a)	A copy of the Constitutional Documents of each Original Obligor.
(b)	A copy of a resolution of the board of directors of each Original Obligor:
(i)
approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party (its Relevant Documents) and resolving that it execute, deliver and perform the Relevant Documents to which it is a party;

(ii)	authorising a specified person or persons to execute its Relevant Documents on its behalf; and
(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and any Selection Notice) to be signed and/or despatched by it under or in connection with its Relevant Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to its Relevant Documents and related documents.
(d)	A copy of a resolution signed by all the holders of the issued shares in the Borrower, approving the terms of, and the transactions contemplated by, its Relevant Documents.
(e)
A certificate of each Corporate Guarantor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

(f)	A copy of any power of attorney under which any person is appointed by any Original Obligor to execute any of its Relevant Documents on its behalf.
(g)
A certificate of an authorised signatory of each relevant Original Obligor certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

2	Legal opinions
(a)
The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:

(b)
A legal opinion of Norton Rose Fulbright Hong Kong addressed to the Arranger, the Security Agent and the Agent on matters of English law, substantially in the form approved by the Agent prior to signing this Agreement.

(c)
A legal opinion of Norton Rose Fulbright (Asia) LLP to the Arranger, the Security Agent and the Agent on matters of Singapore law substantially in the form approved by the Agent prior to signing this Agreement.

(d)
A legal opinion of Kromann Reumert to the Arranger, the Security Agent and the Agent on matters of Danish law in respect of TORM A/S and/or the Flag State of a Mortgaged Ship, or in which an Account opened at the relevant time is established substantially in the form approved by the Agent prior to signing this Agreement.

3	Other documents and evidence
(a)
Evidence that any process agent referred to in clause 52.2 (Service of process) or any equivalent provision of any other Finance Document entered into on or before the first Utilisation Date, if not an Original Obligor, has accepted its appointment.

(b)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements.
(d)
The Fee Letters duly executed and evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 12 (Fees) and clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

4	Bank Accounts
Evidence that any Account required to be established under clause 28 (Bank accounts) has been opened and established, that any Account Security in respect of each such Account has been executed and delivered by the Borrower and that any notice required to be given to an Account Bank under that Account Security has been given to it and (on a best efforts' basis) acknowledged by it in the manner required by that Account Security and that an amount has been credited to it.
5	Construction matters
A copy, certified by an approved person to be a true and complete copy, of the Building Contract for each Ship together with the nomination letter and novation agreement with respect to the novation of such Building Contract from TORM A/S to the Borrower.
6	Ownership
Documentation evidencing the completion of the ownership transfer of 100% of TORM A/S's shareholding in the Borrower to the Parent in form and substance satisfactory to the Agent.
7	Share Security
The Share Security duly executed by the Parent together with all letters, transfers, certificates and other documents required to be delivered under the Share Security.
8	"Know your customer" information
Such documentation and information as any Finance Party may reasonably request through the Agent to comply with "know your customer" or similar identification procedures under all laws and regulations applicable to that Finance Party.

Part 2
Conditions precedent on Delivery
1	Corporate documents
(a)
A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

(b)
A certificate of an authorised signatory of each other Obligor which is party to any of the Original Security Documents required to be executed at or before Delivery of the Ship certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

2	Security
(a)	The Mortgage and the Deed of Covenant in respect of the relevant Ship duly executed by the Borrower.
(b)
Duly executed notices of assignment and, in the case of the assignments in respect of the Bareboat Charter and the Sub-Bareboat Charter, acknowledgements of those notices as required by any of the above Security Documents.

3	Delivery and registration of Ship
Evidence that the relevant Ship:
(a)	is legally and beneficially owned by the Borrower and registered provisionally in the name of the Borrower through the relevant Registry as a ship under the laws and flag of the relevant Flag State;
(b)	is free of any charter commitment which would require approval under the Finance Documents; and
(c)	any prior registration (other than through the relevant Registry in the relevant Flag State) of the relevant Ship has been or will (within such period as may be approved) be cancelled.
4	Mortgage registration
Evidence that the Mortgage in respect of the relevant Ship has been provisionally registered against the relevant Ship through the relevant Registry under the laws and flag of the relevant Flag State.
5	Legal opinions
The following further legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:

(a)
A legal opinion of Norton Rose Fulbright LLP, Hong Kong addressed to the Security Agent and the Agent on matters of English law, substantially in the form approved by the Agent prior to signing this Agreement in relation to Security Documents.

(b)
A legal opinion of the legal advisers to the Security Agent and the Agent in each jurisdiction in which an Obligor is incorporated and/or which is or is to be the Flag State of a Mortgaged Ship, or in which an Account opened at the relevant time is established substantially in the form approved by the Agent prior to signing this Agreement.

6	Insurance
In relation to the relevant Ship's Insurances:
(a)	an opinion from insurance consultants appointed by the Agent on such Insurances;
(b)
evidence that such Insurances have been placed in accordance with clause 26 (Insurance) and that such Ship is insured in the manner required by the Finance Documents with approved exclusions and qualifications; and

(c)
evidence that Approved Insurance Brokers, Approved Insurers and/or associations have issued or will issue letters of undertaking in favour of the Security Agent in an approved form in relation to the Insurances.

7	Value of security
Valuations obtained to determine the fair market value of such Ship, which shall be based upon either (i) the arithmetic mean of quarterly valuations (to be obtained at the end of March, June, September and December, as the case may be, after the date of such Building Contract) of such Ship from the date of the Building Contract until the Delivery Date obtained from Fearnleys or Clarksons (as determined by the Borrower) or (ii) valuations obtained (not more than thirty (30) days before the relevant Utilisation Date for Delivery of such Ship) in accordance with clause 27 (Minimum security value). The Borrower may have the option of choosing either (i) or (ii) above as the method to be used for calculating the fair market value of such Ship for the purposes of determining the available amount of the Ship Commiment for such Ship for Delivery in accordance with clause 2.5 (Reduction of Commitments on Delivery).
8	Construction matters
(a)	Evidence that any Authorisations required from any government entity for the export of the Ship by the Builder have been obtained or that no such Authorisations are required.
(b)	Evidence of the equity contribution of the Borrower or such other Group Member for all pre-delivery instalments that have been paid to the Builder up to the date of the Utilisation for such Ship.
(c)
Evidence that the full contract price of the relevant Ship (as adjusted in accordance with its Building Contract) will have been paid upon the relevant Utilisation being made and that the Builder will not have any lien or other right to detain the ship on its Delivery.

(d)
The original or a copy, certified by an approved person to be a true and complete copy, of the builder's certificate and any bill of sale conveying title to the relevant Ship to the Borrower and the protocol of delivery and acceptance, commercial invoice and any other delivery documentation required under the relevant Building Contract.

9	Fees and expenses
Evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 12 (Fees) and clause 17 (Costs and expenses) have been paid or will be paid by the relevant Utilisation Date.
10	Survey report
A survey report from approved surveyors obtained not more than ten (10) days before the relevant Utilisation Date evidencing that the relevant Ship is seaworthy and capable of safe operation.
11	Management Agreement
Where a manager of the relevant Ship has been approved in accordance with clause 24.4 (Manager), a copy, certified by an approved person to be a true and complete copy, of the agreement between the Borrower and the manager relating to the appointment of the manager.

Part 3
Conditions subsequent

1	Classification of Ship
Within two (2) Business Days of the Delivery Date, evidence that the relevant Ship is classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society.

Schedule 4
 Utilisation Request
From:	Vesselco 9 Pte. Ltd.
To:	The Export-Import Bank of China
Dated:	[●]
Dear Sirs
$115,200,000 Facility Agreement dated [●] 2016 (the Facility Agreement)
1
We refer to the Facility Agreement.  This is a Utilisation Request.  Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow an Advance under the Commitment for [describe ship]] on the following terms:
Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)
Amount:	$ [●]
First Repayment Date	21 [January][April][July][October] 20[●][1]
3	We confirm that each condition specified in clause 4.4 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
4	The purpose of this Advance is [specify purpose complying with clause 3 of the Facility Agreement] [and its proceeds should be credited to [●] [specify account]].
5	We request that the first Interest Period for the relevant Ship Tranche be [●] Months.]]
6	This Utilisation Request is irrevocable.
Yours faithfully

…………………………………
Authorised signatory for
Vesselco 9 Pte. Ltd.

1 Note: First Repayment Date is date falling on the 21st day of the month of either January, April, July or, as the case may be, October, being the first such month following the Repayment Schedule Start Date for the relevant Ship Tranche provided that a period of at least six (6) weeks has passed after such Repayment Schedule Start Date or, if six (6) weeks has not passed by such date, the 21st day of the next preceeding month of either January, April, July or, as the case may be, October shall apply

Schedule 5
 Selection Notice
From:	Vesselco 9 Pte. Ltd.
To:	The Export-Import Bank of China
Dated:	[●]
Dear Sirs
$115,200,000 Facility Agreement dated [●] 2016 (the Facility Agreement)
1
We refer to the Facility Agreement.  This is a Selection Notice.  Terms defined in the Facility Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We request that the next Interest Period for the Ship Tranche for [describe ship]] be [●] Months.
3	This Selection Notice is irrevocable.
Yours faithfully

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
authorised signatory for
Vesselco 9 Pte. Ltd.

Schedule 6
 Form of Transfer Certificate
To:	The Export-Import Bank of China as Agent
From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)
Dated:
$115,200,000 Facility Agreement dated [●] 2016 (the Facility Agreement)
1
We refer to the Facility Agreement.  This agreement (the Agreement) shall take effect as a Transfer Certificate for the purposes of the Facility Agreement.  Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2	We refer to clause 31.6 (Procedure for assignment) of the Facility Agreement:
(a)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement and the other Finance Documents which correspond to that portion of the Existing Lender's Commitment and participation in the Loan under the Facility Agreement as specified in the Schedule.

(b)
The Existing Lender is released from the obligations owed by it which correspond to that portion of the Existing Lender's Commitment and participation in the Loan under the Facility Agreement specified in the Schedule (but the obligations owed by the Obligors under the Finance Documents shall not be released).

(c)	On the Transfer Date the New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.
(d)	The proposed Transfer Date is [●].
(e)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 42.2 (Addresses) are set out in the Schedule.
3	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in clause 31.5 (Limitation of responsibility of Existing Lenders).]
4	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)	[a Qualifying Lender (other than a Treaty Lender);]
(b)	[a Treaty Lender;]
(c)	[not a Qualifying Lender].2
(d)
[The New Lender acknowledges the provisions of clause 13 of the Agreement and in particular that if it is not a Qualifying Lender it will not be entitled to any increased payment under 13.2(c)of the Agreement by reason of a Tax Deduction on account of Tax, as more particularly set out in clause 13.2(d) and other provisions of clause 13.]

2 Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

5
This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with clause 31.7 (Copy of Transfer Certificate to Borrower), to the Borrower (on behalf of each Obligor) of the assignment referred to in this Agreement.

6	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
7	This Agreement and any non-contractual obligations connected with it are governed by English law.
8	This Agreement has been entered into on the date stated at the beginning of this Agreement.
Note:  The execution of this Transfer Certificate may not assign a proportionate share of the Existing Lender's interest in the Security Documents in all jurisdictions.  It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect an assignment of such a share in the Security Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule
Rights to be assigned and obligations to be released and undertaken
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments.]
[Existing Lender]	[New Lender]
By:	By:
This Agreement is accepted by the Agent as a Transfer Certificate for the purposes of the Facility Agreement and the Transfer Date is confirmed as [●].
Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.
[Agent]
By:

Schedule 7
 Form of Compliance Certificate
To:	The Export-Import Bank of China as Agent
From:	[TORM A/S] [TORM PLC] as Parent
Dated:	[●]
Dear Sirs
$115,200,000 Facility Agreement dated [●] 2016 (the Facility Agreement)
1
I/We refer to the Facility Agreement.  This is a Compliance Certificate.  Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	I/We confirm that: [Insert details of covenants to be certified]
3	[I/We confirm that no Default is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]
Signed by:

……………………………………………………
[Finance Director] [Chief Financial Officer]
[TORM A/S]

……………………………………………………
[Auditors of [TORM A/S] [TORM PLC]]

SIGNATURES
THE BORROWER
VESSELCO 9 PTE. LTD.
By:	/s/ Christian Mens
Christian Mens

THE CORPORATE GUARANTORS
TORM PLC
By:	/s/ Jacob Meldgaard
Jacob Meldgaard

TORM A/S
By:	/s/ Christian Sogaard-Christensen
Christian Sogaard-Christensen

THE ARRANGER
THE EXPORT-IMPORT BANK OF CHINA
By:	/s/ illegible

THE AGENT
THE EXPORT-IMPORT BANK OF CHINA
By:	/s/ illegible

THE SECURITY AGENT
THE EXPORT-IMPORT BANK OF CHINA
By:	/s/ illegible

THE LENDERS
THE EXPORT-IMPORT BANK OF CHINA
By:	/s/ illegible